SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
ALIGN TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Wednesday, May 20, 2020
10:00 a.m.
TO OUR STOCKHOLDERS:

The 2020 Annual Meeting of Stockholders ("Annual Meeting") of Align Technology, Inc. (“Align” or the "Company") will be held on Wednesday, May 20, 2020, at 10:00 a.m. Pacific Daylight Time at Align’s corporate headquarters located at 2820 Orchard Parkway, San Jose, California 95134. As in the past, we intend to hold our Annual Meeting in person.
We are, however, sensitive to the public health and travel concerns our employees, directors and stockholders may have and are closely monitoring the recommendations, orders and protocols that public officials may issue or impose in light of the evolving COVID-19 (coronavirus) situation. As a result, we may impose additional procedures or limitations on attendees beyond any described in this Notice of Annual Meeting of Stockholders and the accompanying materials in our Definitive Proxy Statement. Alternatively, our board of directors ("Board") may decide prior to May 20, 2020 to hold our Annual Meeting solely by means of remote communication (i.e., a virtual-only meeting over live webcast). Should it be decided to hold the Annual Meeting remotely, we will announce any such change and the details on how to remotely participate via a press release that will be filed with the Securities and Exchange Commission ("SEC") and available on our website at http://investor.aligntech.com/financial-information/sec-filings. If you are planning to attend the Annual Meeting in person, we recommend you check with the SEC and/or our website one week in advance of May 20, 2020.
Accordingly, considering all the uncertainties as a result of the COVID-19 pandemic, we strongly recommend that you promptly cast your vote via the Internet, telephone or, if you received paper copies of the proxy materials, by mail, to ensure your representation at the Annual Meeting and that your vote is counted.
Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.
We are once again pleased to take advantage of the SEC rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders' receipt of proxy materials, while lowering the costs of printing and distributing our proxy materials and reducing the environmental impact of our Annual Meeting. On or about April 6, 2020, we mailed to our beneficial and registered stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and how to vote online. The Notice also contains instructions on how you can request and receive a printed paper copy of the Proxy Statement, Proxy Card and Annual Report.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote via the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card. Voting over the Internet or by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether you attend in person.
Thank you for your ongoing support of, and continued interest in, Align Technology, Inc.

Sincerely,

ALIGN TECHNOLOGY, INC.

Julie Coletti
Senior Vice President, Chief Legal and Regulatory Officer

TABLE OF CONTENTS	Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION	1
Q: Why Am I Receiving These Materials?	1
Q: What If Existing or Revised COVID-19 Restrictions are in Effect or the Annual Meeting is Held by Remote Communication?	1
Q: What Information Is Contained in these Materials?	1
Q: Why Did I Receive a Notice in the Mail Regarding the Internet Availability of the Proxy Materials Instead of a Paper Copy of the Full Set of Proxy Materials?	1
Q: Can I Vote my Shares by Filling Out and Returning the Notice of Internet Availability of Proxy Materials?	2
Q: Who Can Vote At The Annual Meeting?	2
Q: What Is The Difference Between Holding Shares Directly Or As A Beneficial Owner, In Street Name?	2
Q: How Do I Vote?	2
Q: What If I Don’t Give Specific Voting Instructions?	3
Q: Can I Change Or Revoke My Vote?	3
Q: What are we Voting on and what Vote Is Required To Approve Each Item?	3
Q: What Constitutes A Quorum?	4
Q: Who Will Bear The Cost Of Soliciting Votes For The Annual Meeting?	4
Q: Who Will Count The Vote?	4
Q: What Is Align's Website Address?	4
Q: Where Can I Find The Voting Results Of The Meeting?	5
Q: What if multiple stockholders share the same address?	5
Q: Is There Any Information That I Should Know Regarding Future Annual Meetings?	5
PROPOSAL ONE ELECTION OF DIRECTORS	6
Nominees	6
Information Concerning The Nominees	7
Corporate Governance Policies And Practices	12
Director Independence	17
Stockholder Communications With Board	17
Director Compensation	17
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	20
Fees to PricewaterhouseCoopers LLP For 2019 and 2018	21
Audit Committee’s Policy Of Pre-Approval Of Audit And Permissible Non-Audit Services	21
REPORT OF THE AUDIT COMMITTEE OF THE BOARD	22
PROPOSAL THREE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	23
EXECUTIVE COMPENSATION	24
Compensation Discussion And Analysis	24
Compensation Committee of the Board Report	45
Summary Compensation Table For Fiscal Year Ended 2019	46
Grants Of Plan-Based Awards For Fiscal Year Ended 2019	48
Outstanding Equity Awards At Fiscal 2019 Year Ended	51
Option Exercises And Stock Vested During Fiscal Year Ended 2019	53
Potential Payment Upon Termination Or Change Of Control	54
PRINCIPAL STOCKHOLDERS	61
DELINQUENT SECTION 16(a) REPORTS	63
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	64
OTHER MATTERS	65

i

ALIGN TECHNOLOGY, INC.
2820 Orchard Parkway
San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., Pacific Daylight Time, on Wednesday, May 20, 2020

Place	Corporate Headquarters, 2820 Orchard Parkway, San Jose, California 95134

Contingent Virtual Meeting
Due to the ongoing and evolving public health impact of COVID-19 (coronavirus), we will continue to monitor the appropriateness of conducting the Annual Meeting in person. As a result, we may impose additional procedures or limitations on attendees beyond any described in this Notice of Annual Meeting of Stockholders and the accompanying materials in our Definitive Proxy Statement.

Alternatively, our Board may opt to change the Annual Meeting to one conducted solely by means of remote communication (i.e. a virtual-only meeting over live webcast). In the event we decide to hold our Annual Meeting remotely, we will announce the decision to do so in advance, and details on how to participate will be set forth via a press release that will be filed with the SEC and which we will make available on our website at http://investor.aligntech.com/financial-information/sec-filings. If you are planning to attend the Annual Meeting in person, we recommend you check with the SEC and/or our website one week in advance of May 20, 2020.

If your Notice, your proxy card or other voting instructions accompanying your proxy materials include a 11-digit or similar control number, please retain that number as you may need it to participate in the Annual Meeting if we conduct it remotely.

Items of Business
1. To elect the eleven (11) directors named in this proxy statement
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2020
3. To conduct an advisory (non-binding) vote on executive compensation
4. To consider such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof

Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date	Only stockholders who owned shares of our common stock at the close of business on March 25, 2020 are entitled to vote.

Meeting Admission
All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration will begin at 9:30 a.m. If you attend, please know that you may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date and will be required to provide additional documentation described under General Information - How do I vote? and the questions and answers that follow it in the proxy statement if they intend to cast a vote at the Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Voting
Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares over the Internet or by telephone. If you received a paper copy of a proxy card by mail, you may submit your proxy for the Annual Meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled General Information - How do I vote?  in the proxy statement.

This Notice of Annual Meeting and Proxy Statement and form of proxy are being distributed and made available on the Internet on or about April 6, 2020.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 20, 2020. The Proxy Statement and Align Technology, Inc.'s Annual Report on Form 10-K are available electronically at http://www.viewproxy.com/aligntech/2020.

PROXY STATEMENT SUMMARY
This summary highlights selected information contained in this Proxy Statement. It does not contain all the information you should consider and as such we urge you to carefully read the Proxy Statement in its entirety prior to voting. For additional information, please review Align’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
MEETING AGENDA AND VOTING RECOMMENDATIONS

Item		Voting Standard	Vote Recommendation	Page Reference
1	Annual Election of Directors	Majority of votes cast	FOR each nominee	6
2	Ratification of Independent Registered Public Accounting Firm	Majority of votes cast	FOR	20
3	Advisory Vote on Named Executive Officer Compensation	Majority of votes cast	FOR	23

DIRECTOR NOMINEES
You are being asked to vote on the election of these 11 directors. Each member of our board of directors ("Board") is elected annually by majority voting. All directors other than Messrs. Hogan and Prescott are independent.

					Committee Memberships*
Name	Age	Director Since	Primary Occupation	Independent?	AC	CC	NGC	TC
Joseph M. Hogan	62	2015	President & CEO, Align Technology, Inc.	No
Kevin J. Dallas	56	2018	Former Corporate Vice President, Cloud & AI Business Development, Microsoft Corporation	Yes				X
Joseph Lacob	64	1997	CEO & Governor of The Golden State Warriors	Yes			C	X
C. Raymond Larkin, Jr. (1)	71	2004	Retired, Former Principal of Group Outcome LLC	Yes			X
George J. Morrow	68	2006	Retired, EVP of Worldwide Sales & Marketing, Amgen, Inc.	Yes		C	X
Anne M. Myong	52	2019	Chief Financial Officer of Aura Financial Corporation	Yes	X
Thomas M. Prescott	64	2002	Retired, President & CEO, Align Technology, Inc.	No				X
Andrea L. Saia	62	2013	Retired, Global Head of Vision Care, Novartis AG	Yes	X	X		X
Greg J. Santora	68	2003	Retired, CFO, Shopping.com	Yes	C	X
Susan E. Siegel	59	2017	Chief Innovation Officer at General Electric and CEO of GE Business Innovations	Yes			X	X
Warren S. Thaler	57	2004	Consultant, Gund Investment Corporation	Yes	X		X	X

(1)	Mr. Larkin is Chairman of the Board
*AC = Audit; CC = Compensation; NGC = Nominating and Governance; TC= Technology; X = Member; C = Chair

CORPORATE GOVERNANCE HIGHLIGHTS
We recognize the importance of corporate governance as a component of providing long-term stockholder value. Since the last Annual Meeting of Stockholders, we have continued to review and update our corporate governance practices to ensure that our policies are aligned with stockholder interests and corporate governance best practices.

Independence	Best Practices
9 of 11 director nominees are independent	Double trigger for all cash compensation arrangements in event of change of control for all executive officers
Independent Chairman of the Board has strong role with significant governance responsibilities
Significant stock ownership requirements for directors and executives that are reviewed annually. Our CEO is currently required to own 6x his annual base salary and our other executive officers 3x their annual base salaries. Our non-employee directors are required to own shares having a market value of $400,000

Separate CEO and Chairman of the Board roles	Independent directors meet without management present
The Audit, Compensation and Nominating and Governance Committees are each wholly comprised of independent directors	Insider Trading Policy prohibits officers, directors and employees from engaging in hedging transactions or pledging Align's securities as collateral for loans

Accountability and Diversity	Risk Oversight
Annual election of all directors	Board oversight of our overall risk management infrastructure
Majority voting in uncontested elections	Committee oversight of certain risks related to each committee's area of responsibility
Annual performance self-evaluations by the Board and committees	The Board, each of its committees and management actively promote a culture to manage risks as part of Align's corporate strategy and day-to-day operations
Believes Align benefits from having directors with a diversity of viewpoints, backgrounds, and experiences. Currently, three of our 11 directors are women
Dedicated Chief Information Security and Data Privacy Officers responsible for enterprise-wide information security strategy and data privacy policies, standards, processes, technologies and their effectiveness

FISCAL 2019 PERFORMANCE HIGHLIGHTS
Align’s 2019 financial results broke new records and we achieved significant milestones across the Company. 2019 net revenues of $2.4 billion set a new record, up 22.4% compared to 2018, reflecting record revenues and volumes for both Invisalign and iTero, as we served our 8 millionth Invisalign patient, increasing international Invisalign volume by 34.0% and saw the use of iTero and other digital scanners increase to 79.5% in the Americas and 64.7% internationally by the fourth quarter of 2019. Invisalign case shipments of 1.5 million in 2019 were up 24.2% from 2018, and 2019 operating income of $542.5 million was up 16.3% compared to 2018, and was 22.5% of net revenues. Preparing for future success, we trained 22,270 new Invisalign doctors in 2019, 9,765 in the Americas and 12,505 internationally as well as opened a new order acquisition and treatment facility in Wroclaw, Poland and a new treatment facility in Yokohama, Japan.

Return of Capital to Stockholders

In 2019, we repurchased approximately 1.9 million shares, returning approximately $400 million of cash to stockholders, approximately 2.4% of our diluted shares outstanding, which was approximately five times greater than our 2019 overall equity-based burn rate of 0.5%.

2019 Business Highlights

In addition to those highlights already mentioned, Align’s other key announcements in 2019 include:

•
Launched the Invisalign Moderate Package for the treatment of mild to moderate malocclusion that includes all the features of Invisalign treatment, plus additional features that address the orthodontic needs of teenage patients such as compliance indicators and compensation for tooth eruption

•
Launched the iTero Element 5D Imaging System for comprehensive, preventative and restorative oral care, expanding the suite of existing high-precision, full color imaging and fast scan times of the iTero Element portfolio

•
Launched the iTero Element Foundation intraoral scanner with restorative software, extending our portfolio of intraoral scanners with powerful 3D visualization to better meet the needs of doctors, labs and patients

•	Significantly increased our sales presence with the addition of approximately 100 new sales representatives in the first quarter of 2019 alone

FISCAL 2019 EXECUTIVE COMPENSATION HIGHLIGHTS

Our 2019 executive compensation program was designed after consideration of Align's outstanding 2018 business and financial performance which continued throughout 2019. A substantial portion of our targeted direct compensation for our executive officers is variable compensation with 91% and 85% of our compensation for our CEO and all of our other named executive officers ("NEOs"), respectively, being variable. Base salary is the only fixed direct compensation component, as outlined in the following table. See the Executive Summary of the Compensation Discussion & Analysis starting on page 24 of this Proxy Statement for further details.

v

Component	% of Total Target CEO	% of Total Target Average NEO [(1)]	Rationale	Key Elements
Fixed	Short-Term	Base Salary	9%	18%	▪ Provide a fixed, baseline level of compensation that is not contingent upon Align's performance ▪ Attract and retain talent with competitive level of pay that reflects executive's experience,role and responsibilities	▪ Cash
Variable	Short-Term	Annual Cash Incentive Compensation	13%	13%	▪ Incentivize and reward for achieving and surpassing pre-established financial goals ▪ Reward individual contributions	▪ Cash Award based primarily on two metrics: ▪ Revenue (60%) ▪ Operating Profit (40%)
Variable	Long-Term	Restricted Stock Units ("RSUs")	26%	23%	▪ Encourage long-term focus ▪ Provide incentive to grow the value of Align's stock ▪ Reward retention even in the event of a decline in share price ▪ Attract and retain talent	▪ Equity Award ▪ Annual vesting over four years
Variable	Long-Term	Market Stock Units ("MSUs")	52%	46%	▪ Encourage long-term focus ▪ Provide incentive to grow the value of Align's stock ▪ Align's interests of executives with stockholders ▪ Attract and retain talent	▪ Equity Award ▪ 100% vesting after three years, based on the performance of Align's stock compared to the NASDAQ Composite Index during the three-year performance period

[(1)] Excludes Raj Pudipeddi whose employment commenced February 2019.

Alignment with Stockholder Interest and Company Performance

•	Annual cash incentives are capped and subject to challenging performance goals tied to strategic annual financial goals aimed at increasing stockholder value

•
The majority of executive officer compensation is equity-based to align incentives with long-term stockholder value, with 100% performance-based MSUs comprising 52% of our CEO's 2019 total target compensation and, on average, 46% of the total target compensation of our other named executive officers

•
2019 stockholder outreach extended to holders of approximately 78% of our issued and outstanding stock and included the Chairman of our Compensation Committee, our Senior Vice President, Global Human Resources, our Vice President, Corporate Communications and Investor Relations, and a representative of our third party compensation consultant, Compensia

•	We appointed a new director to our Board and Audit Committee in 2019. the third in the last three fiscal years, increasing the number of women on our Board to three

•
We created a Corporate Social Responsibility ("CSR") organization, appointed a full-time dedicated Senior Director of CSR, established a CSR Committee, established the pillars of our comprehensive CSR program philosophy and expanded disclosures regarding our CSR efforts

ALIGN TECHNOLOGY, INC.
2820 Orchard Parkway
San Jose, California 95134
 _______________________________
PROXY STATEMENT FOR THE
2020 ANNUAL MEETING OF STOCKHOLDERS
__________________________________
GENERAL INFORMATION

Q:	Why am I receiving these materials?

A:
Our Board of Directors (the “Board”) is providing these materials to you in connection with its solicitation of proxies for use at Align’s 2020 Annual Meeting of Stockholders, which will take place at 10:00 a.m., Pacific Time, on Wednesday, May 20, 2020, at our corporate headquarters located at 2820 Orchard Parkway, San Jose, California 95134 (referred to in this proxy statement as the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q:	What if existing or revised COVID-19 restrictions are in effect or the Annual Meeting is held by remote communication?

A:
Due to the ongoing and evolving public health impact of COVID-19 (coronavirus), we are monitoring the need to impose additional procedures or limitations on attendees to protect the health and safety of our employees, directors and stockholders. Should our Board determine that any procedural or other limitations we may implement to protect the health and safety of our employees, directors or stockholders who choose to attend our Annual Meeting in person may not be effective or that to conduct the Annual Meeting in person would violate or impede any recommendations, laws or orders of public officials, we may decide to conduct the Annual Meeting solely by means of remote communication (i.e. a virtual-only meeting over live webcast). In the event we decide to modify the structure of our Annual Meeting, we will announce the decision to do so in advance, and details on how to participate will be set forth via a press release that will be filed with the SEC and available on our website at http://investor.aligntech.com/financial-information/sec-filings. If you are planning to attend the Annual Meeting in person, we recommend you check with the SEC and/or our website one week in advance of May 20, 2020.

Accordingly, considering all the uncertainties as a result of the COVID-19 pandemic, we strongly recommend that you promptly cast your vote via the Internet, telephone or, if you received paper copies of the proxy materials, by mail, to ensure your representation at the Annual Meeting and that your vote is counted.

If your Notice of the Annual Meeting, your proxy card or other voting instructions accompanying your proxy materials include a 11-digit or similar control number, please retain that number as you may need it to participate in the Annual Meeting if we conduct it remotely.

Q:	What information is contained in these materials?

A:
The proxy materials include our proxy statement for the Annual Meeting and our 2019 Annual Report on Form 10-K ("Annual Report"). If you received a paper copy of these materials by mail, the proxy materials also include a proxy card for the Annual Meeting. If you received a notice of the Internet availability of the proxy materials instead of a paper copy of the proxy materials, see "How do I vote?" below. The information in this proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote and describes the voting procedures.

Q:	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?

A:
In accordance with rules adopted by the SEC, we are making this proxy statement and our Annual Report available to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials ("Notice"), which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy via the Internet. If you received the Notice by mail and would prefer to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:	Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

A:	No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote.

Q:	Who can vote at the Annual Meeting?

A:
If you are a stockholder of record or a beneficial owner who owned our common stock at the close of business on March 25, 2020, the record date for the Annual Meeting, you are entitled to vote at the Annual Meeting. As of the record date, 78,758,707 of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Q:	What is the difference between holding shares directly or as a beneficial owner, in street name?

A:
Most of our stockholders hold their shares as beneficial owners through a brokerage firm, bank or other nominee. As summarized below, there are some differences between shares held directly (of record) and those owned beneficially.

Stockholder of Record: If on March 25, 2020, the record date, your shares were registered directly in your name with our transfer agent, Computershare Limited, then you are considered the "stockholder of record." As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy.

Beneficial Owner: If on March 25, 2020, the record date, your shares were held on your behalf in an account with a brokerage firm, bank or other nominee, the brokerage firm, bank or other nominee is considered the stockholder of record for your shares and you are considered the beneficial owner of those shares held in "street name." If you are a beneficial owner, these proxy materials are being forwarded to you by the organization considered the stockholder of record of your shares. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. Your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Please note that as a beneficial owner, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from the organization that is your nominee holding your shares, giving you the right to vote the shares at the Annual Meeting.

Q:	How do I vote?

A:
Voting via the Internet. You may vote by proxy over the Internet by following the instructions on the Notice. Stockholders who requested to receive printed proxy materials may submit proxies over the Internet by following the instructions on the proxy card. Most of Align’s stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their broker, bank or other nominee. A number of banks and brokerage firms are participating in a program provided through Broadridge Investor Communication Solutions that offers the means to grant proxies to vote shares through the Internet. If your shares are held in an account with a broker or bank participating in the Broadridge Investor Communication Solutions program, you may grant a proxy to vote those shares via the Internet by contacting the website shown on the instruction form received from your broker or bank. To be counted at the Annual Meeting, your vote via the Internet must be received by 8:59 p.m. Pacific Time, on May 19, 2020.

Voting by Telephone. Stockholders of record may submit proxies by following the “Vote by Telephone” instructions on their Notice or on their proxy cards (if electing to receive printed proxy materials), as applicable, until 8:59 p.m. Pacific Time, on May 19, 2020.

Voting by Mail. If you requested printed proxy materials, you can also submit proxies by completing, signing and dating the proxy card provided to you and mailing it in the accompanying pre-addressed envelope. Proxy cards submitted by mail must be received prior to the closing of the polls at the Annual Meeting in order for the votes to be recorded.

Voting in Person at the Annual Meeting. Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. If, however, you are the beneficial owner of shares held in street name, and if you wish to vote at the Annual Meeting, you will need to bring a legal proxy from your broker, bank or other nominee authorizing you to vote your shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend.

Q:	What if I don’t give specific voting instructions?

A:
In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN” in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only "FOR" and "AGAINST" votes are counted.

For the other items of business, you may vote "FOR", "AGAINST" or "ABSTAIN". For these other items of business, if you elect to abstain, the abstention will have the same effect as an "AGAINST" vote.

If you indicate your choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.
If you are a beneficial owner and the nominee organization holding your shares does not receive instructions from you as to how to vote those shares, under the rules of various national and regional securities exchanges, that organization may exercise discretionary authority to vote on routine proposals (the ratification of the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent public accountants) but may not vote on non-routine proposals (each of the other proposals). We encourage you to provide instructions to your broker regarding the voting of your shares.
If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to a particular proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

Q:	Can I change or revoke my vote?

A:	Subject to any rules your broker or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.
If you are a stockholder of record, you may either:

•	grant a new proxy bearing a later date by following the instructions provided in the Notice or the proxy card, which will automatically revoke the previous proxy;

•	provide written notice of the revocation to:
Corporate Secretary
Align Technology, Inc.
2820 Orchard Parkway
San Jose, California 95134
prior to the time we take the vote at the Annual Meeting; or

•	attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request that it be revoked.
If you are a beneficial owner of shares held in street name, you may either:

•	timely submit new voting instructions to your broker or other nominee; or

•	if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares at the Annual Meeting, attend the Annual Meeting and vote in person.

Q:	What are we voting on and what vote is required to approve each item?

A:	The proposals that will be presented at the Annual meeting, our Board's voting recommendations, the vote required and the way the vote is calculated for the proposals are as follows:

PROPOSAL	Vote Required	Board's Voting Recommendation	Broker Discretionary Voting Allowed?
Proposal 1 — To Elect 11 Director Nominees	A nominee must receive more "for" votes than "against" votes and the number of votes "for" must be the majority of the required quorum	FOR	NO

Proposal 2 — To Ratify the Appointment of PwC as Align’s Independent Registered Public Accounting Firm for Fiscal Year 2020	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	FOR	YES

Proposal 3 — To Consider an Advisory Vote to Approve the Compensation of our Named Executive Officers	Majority of Shares Entitled to Vote and Present in Person or Represented by Proxy	FOR	NO

We will also consider any other business that properly comes before the Annual Meeting. As of April 6, 2020, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the proxy cards will vote the shares they represent using their best judgment.

Q:	What constitutes a quorum?

A:
A quorum, which is a majority of the outstanding shares of our common stock as of the record date, must be present or represented by proxy in order to hold the Annual Meeting and to conduct business. As of the record date, 78,758,707 shares of common stock, representing the same number of votes, were outstanding. That means that we need the holders of at least 39,379,354 shares of common stock to be represented for us to have a quorum. Your shares will be counted as present at the Annual Meeting if you attend the Annual Meeting in person. Your shares will be considered present and represented by proxy if you submit a properly executed proxy card or vote via the Internet or by telephone. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and so are included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:
We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, and employees of Align. None of these officers, directors or employees will receive special compensation for such services. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you.

Q:	Who will count the vote?

A:	We expect a representative from Align will tabulate the proxies and act as inspector of the election.

Q:	What is Align’s website address?

A.
Our website address is www.aligntech.com. We make this proxy statement, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, available on our website in the Investors section, as soon as reasonably practicable after electronically filing such material with the Securities and Exchange Commission (“SEC”).

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that are filed electronically with the SEC. Stockholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department by sending a written request to Align Technology, Inc., 2820 Orchard Parkway, San Jose, California 95134, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary results will be announced at the Annual Meeting. The final results will be published in a Current Report on Form 8-K, which we will file with the SEC by May 26, 2020.

Q:	What if multiple stockholders share the same address?

A:
To reduce expenses, we are delivering a single copy of the Notice and, if applicable, the proxy materials to certain stockholders who share a single address, unless otherwise requested by one of the stockholders. A separate proxy card is included in the voting materials for each of these stockholders. To receive a separate copy of the Notice and, if applicable, the proxy materials you may contact us by calling (408) 470-1000 or by writing to us at Align Technology, Inc., 2820 Orchard Parkway, San Jose, California 95134, Attn:  Investor Relations. You may also contact us by calling or writing if you would like to receive separate materials for future annual meetings.

Q:	Is there any information that I should know regarding future annual meetings?

A:
Stockholder proposals may be included in our proxy statement for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2021 Annual Meeting of Stockholders, we must receive the proposal at our principal executive offices, addressed to the Corporate Secretary, no later than December 7, 2020. In addition, a stockholder proposal that is not intended for inclusion in our proxy statement under Rule 14a-8 may be brought before the 2021 Annual Meeting so long as we receive information and notice of the proposal in compliance with the requirements set forth in our Bylaws, addressed to the Corporate Secretary at our principal executive offices, not later than February 20, 2021 nor earlier than January 21, 2021.

PROPOSAL ONE
ELECTION OF DIRECTORS
Nominees

Each year, the members of our Board are elected at our annual meeting of stockholders. As of the date of this proxy statement, our current number of directors on our Board is set at 11. This reflects an increase of one that was adopted by our Board in 2019 concurrently with the appointment of Anne M. Myong to our Board. On the recommendation of the Nominating and Governance Committee, the Board has nominated the 11 persons named below for election as directors this year, each to serve for a one-year term or until a director's successor is elected or appointed and qualified.

In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the then current Board to fill the vacancy. As of the date of this Proxy Statement, we are not aware of any nominee who is unable or will decline to serve as a director.

Our Bylaws require that a director nominee will be elected only if she or he receives a majority of the votes cast with respect to her or his election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days following the date the election results are certified.

You may either vote “For” or “Against” any nominee you specify, or "Abstain" from voting for any nominee. Unless marked otherwise, proxies returned to us will be voted for each of the nominees named below. If you hold your shares through a broker, bank or other nominee holder or record you must instruct your broker, bank or other nominee how to vote your shares so that your vote can be counted for this Proposal 1.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES

Information Concerning the Nominees

Kevin J. Dallas Age: 56 Director since 2018 Board committees: Technology
Kevin J. Dallas has served as a director of Align since March 2018. Mr. Dallas recently retired from Microsoft Corporation where he was most recently Corporate Vice President, Cloud & AI Business Development. At Microsoft, Mr. Dallas led a team creating partnerships that help enable the digital transformation of customers and partners across a range of industries, including connected/autonomous vehicles, industrial IoT, discrete manufacturing, retail, financial services, media and entertainment, and healthcare. With advanced technologies that include intelligent cloud and intelligent edge services, Microsoft enables business outcomes that include transforming products, optimizing operations, empowering employees, and enhancing customer engagement. Prior to joining Microsoft in 1996, Mr. Dallas held roles at NVIDIA Corporation and National Semiconductor (now Texas Instruments Inc.) in the U.S., Europe and the Middle East in roles that included microprocessor design, systems engineering, product management, and end-to-end business leadership. He holds a B.S.c. degree in Electrical and Electronic Engineering from Staffordshire University, Stoke-on-Trent, Staffordshire, England.

Mr. Dallas brings to our Board an extensive strategic business background along with a deep understanding of the technology industry globally. With over 20 years' at Microsoft Corporation in senior leadership roles, Mr. Dallas understands the operational, financial and strategic issues facing worldwide technology companies today, including cybersecurity risks in enterprise operations, with significant experience in the European and Middle Eastern markets, making him well qualified for service as a director and as a member of our Technology Committee.

Joseph M. Hogan Age: 62 Director since 2015 No Board committees
Mr. Hogan has served as our President and Chief Executive Officer and a member of our Board since June 2015. Prior to joining us, Mr. Hogan was Chief Executive Officer of ABB Ltd., a global power and automation technologies company based in Zurich, Switzerland, from 2008 to 2013. Prior to ABB, Mr. Hogan worked at General Electric Company (GE) in a variety of executive and management roles from 1985 to 2008, including eight years as Chief Executive Officer of GE Healthcare from 2000 to 2008. Mr. Hogan earned a MSBA from Robert Morris University and a B.S. in Business Administration from Geneva College.

Mr. Hogan is an accomplished chief executive with extensive experience in leading the strategic and operational aspects of large and complex, international organizations in the healthcare and technology industries. As the President and Chief Executive Officer of Align, Mr. Hogan is responsible for management's execution of operational objectives and serves as an integral connection between the Board and Align's management team, enabling alignment between the Board's strategic expectations and Align's current and future strategy and operations.

Joseph Lacob Age: 64 Director since 1997 Board committees: Nominating and Governance (Chair) and Technology
Mr. Lacob has served as a director of Align since August 1997. In 2010, Mr. Lacob acquired The Golden State Warriors of the National Basketball Association. He is currently the CEO and Governor of the Warriors. From 1987 to 2018, Mr. Lacob was a partner of Kleiner Perkins Caufield & Byers (KPCB), a venture capital firm. Prior to joining KPCB in 1987, Mr. Lacob was an executive with Cetus Corporation (now Chiron), FHP International, a health maintenance organization, and the management consulting firm of Booz, Allen & Hamilton. He previously served on the board of directors of Orexigen Therapeutics, a biopharmaceutical company focused on the development of pharmaceutical product candidates for the treatment of obesity. Mr. Lacob received his B.S. in Biological Sciences from the University of California at Irvine, his Masters in Public Health from the University of California at Los Angeles and his M.B.A. from Stanford University.

Mr. Lacob is an accomplished business leader adept at evaluating and developing strategic opportunities. In his role at KPCB, he has gained invaluable technology, healthcare and life sciences industry experience which he shares with Align's management team and Board. During his career at KPCB, Mr. Lacob has been closely involved with investments in over fifty life science companies, including the start-up or incubation of a dozen ventures, and with KPCB's medical technology practice, which includes over thirty therapeutic and diagnostic medical device companies. With this extensive business background, Mr. Lacob also brings considerable finance and investment experience that are invaluable to Align.

C. Raymond Larkin Jr. (Chairman of the Board) Age: 71 Director since 2004 Board committees: Nominating and Governance
Mr. Larkin has served as a director of Align since March 2004. In February 2006, Mr. Larkin was appointed as Chairman of the Board. He is currently a Principal of Group Outcome L.L.C., a merchant banking firm concentrating on medical technologies. From 2001 to 2007, he served as a part time Venture Partner at Cutlass Capital, a venture capital firm. Mr. Larkin was previously Chairman and Chief Executive Officer at Eunoe, Inc., a medical device company. From 1983 to March 1998, he held various executive positions with Nellcor Puritan Bennett, Inc., a medical instrumentation company, for which he served as President and Chief Executive Officer from 1989 until 1998. Mr. Larkin also held various positions of increasing responsibility at Bentley Laboratories/American Hospital Supply from 1976 to 1983. Since January 2019, he has been the Chairman of the Board of Shockwave Medical, a publicly traded cardiovascular technology business. He previously served on the board of directors of REVA Medical Inc., a medical device company developing and commercializing bioresorbable stents for the treatment of coronary artery disease and Heartware, Inc. prior to its acquisition by Medtronic, plc in 2017. Mr. Larkin received his B.S. in Industrial Management from LaSalle University.

Mr. Larkin brings with him considerable business experience in the medical device industry serving as President and CEO of a large public company. In his decade long role as President and CEO of Nellcor Puritan Bennett, Inc., Mr. Larkin held significant management, strategic and operational responsibilities growing the company organically and acquisitively. His operational and tactical experience has proven invaluable addressing issues that have arisen at Align. With his extensive knowledge of the medical device and health care industry, Mr. Larkin provides strategic insight based on extensive prior experiences to our Board and management. Equally important to Align, Mr. Larkin’s long history serving on the boards of directors of numerous public companies has impressed upon him a deep understanding of the role and responsibilities of corporate boards that makes him the ideal person to serve as our Chairman.

George J. Morrow Age: 68 Director since 2006 Board committees: Compensation (Chair) Nominating and Governance
Mr. Morrow has served as a director of Align since February 2006. From February 2011 until January 2013, Mr. Morrow served as a consultant to Amgen Inc., a global biotechnology company. From 2003 until his retirement in February 2011, he was the Executive Vice President, Global Commercial Operations at Amgen Inc., where he also served as Executive Vice President of Worldwide Sales and Marketing between 2001 and 2003. From 1992 to 2001, Mr. Morrow held multiple leadership positions at GlaxoSmithKline Inc. and its subsidiaries, including President and Chief Executive Officer of Glaxo Wellcome Inc. He is a member of the board of directors of Neurocrine Biosciences, a biotechnology company focused on neurologic, psychiatric and endocrine related disorders. He was previously on the board of directors of Vical Incorporated, a company that researches and develops biopharmaceutical products from 2013 to 2019. He was on the board of Safeway Inc., a food and drug retailer from May 2013 until February 2015. From April 2015 to June 2018, he was also on the board of Otonomy, Inc., a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics for diseases and disorders of the inner and middle ear. Mr. Morrow holds a B.S. in Chemistry from Southampton College, Long Island University, an M.S. in Biochemistry from Bryn Mawr College and an M.B.A. from Duke University.

As a former senior executive at Amgen and Glaxo, two large public companies, Mr. Morrow brings to our Board considerable business experience in the medical technology industry. As part of the executive leadership at Amgen, Mr. Morrow had front-line exposure to many of the issues public companies continue to face, particularly on the operational, regulatory, financial and corporate governance fronts. Mr. Morrow's leadership skills and experience have given him an understanding of what makes businesses successful, which he continually shares with Align’s management team and Board. These skills and experience are extremely valuable to our Board and enable Mr. Morrow to be an effective Compensation Committee chairman and an asset to the Nominating and Governance Committee.

Anne M. Myong Age: 52 Director since 2019 Board committees: Audit
Ms. Myong was appointed to Align’s Board of Directors in August 2019. Since March 2020, Ms. Myong has served as Chief Financial Officer of Aura Financial Corporation, a Community Development Financial Institution (CDFI) and financial technology company. Previously, Ms. Myong was Senior Vice President and Chief Financial Officer at Walmart Global eCommerce, where she accelerated the growth and digital transformation of Walmart’s retail and e-commerce operations in the United States, China and Brazil. Earlier, she was Senior Vice President, Chief Financial and Administrative Officer, Walmart China Retail. In that role, she served as the senior operations and finance executive leading a retail operation of over 400 stores and 100,000 associates across China. Prior to her roles at Walmart, Ms. Myong was Vice President and CFO of Agilent Technologies China, where she was the senior finance executive of Agilent’s fastest growing and second largest market. Since 2016, she has been a board member at Goodwill Industries International. Ms. Myong holds an M.B.A. degree from Harvard Business School and a B.B.A. degree in Computer Information Systems from James Madison University.

Ms. Myong’s extensive experience in global operations, finance and digital transformation give her a unique expertise in international markets key to Align’s strategic growth. As Align continues to scale and expand, her leadership and expertise are helping to further Align’s worldwide operations while we develop and deliver industry transforming technology and innovations to doctors and their patients. As Chief Financial and Administrative Officer of Walmart China Retail, she has significant experience in our key Asian markets along with a deep understanding of financial reporting and organizational controls and monitoring needed to assist our Board, Audit Committee and executive leadership evolve as our operations expand.

Thomas M. Prescott Age: 64 Director since 2002 Board committees: Technology
Mr. Prescott served as our President and Chief Executive Officer from 2002 until his retirement in June 2015. Prior to joining Align, Mr. Prescott was President and Chief Executive Officer of Cardiac Pathways, Inc. from May 1999 to August 2001 and a consultant for Boston Scientific Corporation from August 2001 to January 2002 after its acquisition of Cardiac Pathways in August 2001. Prior to Cardiac Pathways, Mr. Prescott held various sales, general management and executive roles at Nellcor Puritan Bennett, Inc. from April 1994 to May 1999, and various management positions at GE Medical Systems from October 1987 to April 1994. In addition, Mr. Prescott served in sales, marketing and management roles at Siemens AG from December 1980 to July 1986. He received his B.S. in Civil Engineering from Arizona State University and Masters in Management from Northwestern University. Mr. Prescott has served as a member of the Board since joining Align in 2002.

Mr. Prescott's 13 years of experience as our CEO gives him a deep knowledge and understanding of Align’s business, history and evolution. When combined with his prior experience as CEO of another publicly traded medical device company, Mr. Prescott’s leadership capability and strategic and operational business acumen give him a unique perspective into Align’s business and the challenges we face. Specifically, his experience with strategic and operational issues in the life sciences industry along with his history of service on the boards of directors of other companies in this industry gives him insight into the issues facing this industry and brings valuable expertise to our Board and our Technology Committee.

Andrea L. Saia Age: 62 Director since 2013 Board committees: Audit, Compensation and Technology
Ms. Saia has served as a director of Align since July 2013. She was previously the Global Head of Vision Care in the Alcon division of Novartis AG, from 2011 until her retirement in 2012. Prior to this role, she served as President and Chief Executive Officer of CibaVision Corporation, a subsidiary of Novartis, from 2008 to 2011. From 2005 to 2007, she relocated to Switzerland and served as President of Europe, Middle East, and Africa operations, CibaVision’s largest regional business unit. She initially joined CibaVision in 2002 as Global Head of Marketing and was promoted to President of the Global Lens Business the following year. Prior to Novartis, Ms. Saia was the Chief Marketing Officer for GCG Partners Inc. Ms. Saia also held senior management and marketing positions with global consumer products companies such as Procter & Gamble Co., Unilever, and Revlon, Inc. Ms. Saia earned an M.B.A. from J.L. Kellogg Graduate School of Management and a B.S. in Business Administration from Miami University. Since July 2016, Ms. Saia has served on the board of directors of LivaNova PLC, a global medical technology company and currently serves on the board of the Farmer School of Business at Miami University. Previously, Ms. Saia served on the board of directors of Coca-Cola Enterprises, Inc., the marketer, producer and distributor of Coca-Cola products in European markets from 2012 to 2016.

Ms. Saia is an accomplished global business executive with over 30 years’ experience in the medical device and consumer products industries with multinational companies including Novartis and Unilever. The Board benefits from her far-reaching global business experience, a broad understanding of the healthcare, medical device and consumer products industries, strong management skills and operational expertise through her positions at Novartis. In those positions, she dealt with a wide range of issues as they rebuilt and strengthened the innovation and operating functions and delivered industry leading sales and profit growth. The Board believes her extensive knowledge of healthcare, medical device and consumer products industries provides her with insights that are particularly helpful and valuable to Align. In addition, Ms. Saia also serves or previously served on the board of directors of other publicly traded companies which gives her insight and perspective into current best practices at the board level and enables her to be an effective contributing member of our Board, Audit Committee, Compensation Committee and Technology Committee.

Greg J. Santora Age: 68 Director since 2003 Board committees: Audit (Chair) and Compensation
Mr. Santora has served as a director of Align since July 2003. He served as Chief Financial Officer at Shopping.com, a provider of internet-based comparison shopping resources, from December 2003 until September 2005. From 1997 through 2002, he served as Senior Vice President and Chief Financial Officer for Intuit, Inc., a provider of small business and personal finance software. Prior to Intuit, Mr. Santora spent nearly 13 years at Apple Computer in various senior financial positions including Senior Finance Director of Apple Americas and Senior Director of Internal Consulting and Audit. Mr. Santora, who began his accounting career with Arthur Andersen L.L.P., has been a CPA since 1974. He served on the board of directors of RetailMeNot, Inc., a digital coupon site, from May 2013 until its sale in May 2017. Mr. Santora holds a B.S. in Accounting from the University of Illinois and an M.B.A. from San Jose State University.

Mr. Santora is an experienced financial leader with over 35 years of finance and accounting experience gained through his education and work at a major accounting firm and his later positions as Chief Financial Officer of Intuit and Shopping.com. The compliance, financial reporting and audit expertise Mr. Santora gained in his senior finance and operations roles, including as chief financial officer, has been instrumental in addressing issues that have arisen at Align during his tenure as Audit Committee chairman. Mr. Santora's service on the board of directors and audit committee of another publicly traded company, gives him insight and perspective into current best practices with respect to finance organizations and the audit committee function.

Susan E. Siegel Age: 59 Director since 2017 Board committees: Nominating and Governance and Technology
Ms. Siegel has been a member of our Board since 2017. In November 2017, she was appointed as Chief Innovation Officer at General Electric and Chief Executive Officer of GE Business Innovations, GE’s growth and innovation business. She was CEO of GE Ventures since 2012, which was subsumed into her new role. Prior to joining GE, from May 2006 to May 2012, she was a General Partner at Mohr Davidow Ventures, where she led healthcare and life science investments. From April 1998 to April 2006, Ms. Siegel was at Affymetrix, Inc. where she served as President and as a member of the board of directors. Since Feb 2019, Ms. Siegel has served on the board of directors of Illumina, Inc., a leading developer, manufacturer, and marketer of life science tools and integrated systems for the analysis of genetic variation and function. She also serves on the board of directors of The Engine at MIT and at The Kaiser Family Foundation. Ms. Siegel holds a B.S. in Biology from the University of Puerto Rico and a M.S. in Biochemistry and Molecular Biology from Boston University Medical School.

Ms. Siegel is a purpose-driven business leader who helps companies identify and seize transformative opportunities that build markets, impact lives, and leave an enduring mark on the world. As GE’s Chief Innovation Officer and CEO of GE Ventures, Ms. Siegel led the development and acceleration of innovation across GE for seven years. Before joining GE, she was a General Partner at Mohr Davidow Ventures, where she spearheaded investments in personalized medicine, digital health and life sciences. As President and a board member of Affymetrix, she drove the company’s transformation from a pre-revenue startup to a global, multi-billion-dollar market cap leader in genomics. Based on her extensive experience pioneering and implementing industry-shifting ideas in the biomedical research and healthcare industries for more than three decades and her ability to build strong teams the Board believes Ms. Siegel is immeasurably valuable as a member of our Board, Nominating and Governance and Technology Committees.

Warren S. Thaler Age: 57 Director since 2004 Board committees: Audit, Nominating and Governance, and Technology
Mr. Thaler has served as a director of Align since June 2004. Since July 2017, Mr. Thaler has been a consultant to Gund Investment Corporation, an investment firm owned by Gordon Gund with holdings in real estate and private equity securities. Prior to acting as a consultant for Gund Investment Corporation, Mr. Thaler served as its president. Since 1990, Mr. Thaler has served on the board of directors of several privately held companies owned by the Gund family. From 1990 to 2005, Mr. Thaler was on the board of directors of the Cleveland Cavaliers and Gund Arena Company and from 2001 to 2005 represented the Cleveland Cavaliers as its Alternate Governor at meetings of the National Basketball Association’s Board of Governors. Mr. Thaler received his B.A. from Princeton University and his M.B.A. from Harvard University.

Mr. Thaler’s demonstrated executive level management skills make him an important advisor to our Board. His attention to detail, success in building businesses as well as his finance and investment experience gained at Gund and through his education makes Mr. Thaler ideally suited for our Audit Committee. His business background makes him a valuable component of a well-rounded Board and a key member of the Board’s Audit, Nominating and Governance, and Technology Committees.

There are no family relationships between any director or any of Align’s executive officers.

CORPORATE GOVERNANCE

Corporate Governance Policies and Practices

We are committed to implementing and following high standards of corporate governance, which we believe are important to the success of our business, creating stockholder value and maintaining our integrity in the marketplace. Align also maintains a corporate governance page on its website that includes additional related information, as well as our code of business conduct and ethics, principles of corporate governance, and the charters for each of the standing committees of the Board. The corporate governance page can be found by clicking on the "Corporate Governance" link of the "Investors" section of our website at www.aligntech.com.

We continue to maintain a variety of policies and practices to foster and maintain responsible corporate governance, including the following:

Anti-Hedging and Anti-Pledging Policy. Our Insider Trading Policy prohibits executive officers, directors and employees from engaging in hedging transactions or pledging the Company' securities as collateral for loans.

Declassified Board. We have a declassified Board and our bylaws provide for one-year terms for our directors. All of our directors will stand for election to one-year terms at this Annual Meeting.

Majority Voting for Election of Directors. The Board has adopted majority voting for uncontested elections of directors. For this purpose, "a majority of votes cast" means that the number of votes cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director's election. However, in the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), directors will be elected by plurality vote.

As a condition of nomination, all directors are required to submit to Align an irrevocable resignation that becomes effective if the nominee fails to receive a majority of the vote cast (in an uncontested election) and the Board accepts the resignation. If the director fails to receive the requisite votes, the Nominating and Governance Committee will promptly consider the resignation and recommend to the Board whether to accept or reject it, or whether other action should be taken.

Corporate Governance Guidelines. Our Board has set out its corporate governance practices in the Corporate Governance Guidelines, a copy of which is available on the Investor Relations section of our website located at http://investor.aligntech.com.

Code of Business Conduct and Ethics. Our Board has adopted a Code of Business Conduct and Ethics ("Code") that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. This Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. The Code is available on the Investor Relations section of our website located at investor.aligntech.com. Stockholders may request in writing free printed copies of the Code from Align Technology, Inc., 2820 Orchard Parkway, San Jose, California 95134, Attn: Investor Relations or by sending an email to investorinfo@aligntech.com. We will post on our website at http://investor.aligntech.com any amendments to the Code, as well as any waivers to our Code that are required to be disclosed by the rules of the SEC or the NASDAQ Stock Market LLC.

Significant Stock Ownership Guidelines. We maintain meaningful stock ownership guidelines for our executive officers and non-employee directors as a matter of good corporate governance and to demonstrate that the interests of our executive officers and non-employee directors are consistent with those of our stockholders. The ownership requirements are:

Position	Stock Ownership
CEO	6.0x annual base salary
Executive officers	3.0x annual base salary
Non-Employee Directors	Amount equal in market value to $400,000

Each executive officer and non-employee director has five years from the date she or he first becomes subject to the guidelines to attain the requisite stock ownership. Currently, each executive officer and non-employee director is in compliance with these guidelines.

For purposes of this policy, “ownership” includes:

•
shares of Align common stock held directly by the non-employee director or executive officer or in trust for the benefit of such director or officer or her or his family member living in the same household,

•	shares of underlying Align restricted stock units held directly by a non-employee director or executive officer, whether or not yet vested, and

•	50% of the gain on vested in-the-money stock options, if any.

The term “ownership” does not include unvested options to purchase common stock or shares underlying unvested market stock units.

Role of Board. The Board has responsibility for reviewing our overall performance rather than day-to-day operations. The Board’s primary responsibility is to oversee the management of Align and, in so doing, serve the best interests of Align and its stockholders. The Board selects, evaluates and provides for the succession of executive officers and, subject to oversight by the Nominating and Governance Committee, the Board nominates for election at annual stockholder meetings individuals to serve as directors of Align and elects individuals to fill any vacancies on the Board. The Board reviews corporate objectives and strategies, and evaluates and approves significant policies and proposed major commitments of corporate resources. The Board participates in decisions that have a potential major economic impact on Align. Management keeps the directors informed of Company activity through regular written reports and presentations at meetings of the Board and its committees.

Board Leadership Structure; Executive Sessions. We currently separate the roles of chief executive officer (CEO) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting strategic direction after consultation and input from the Board and for the day-to-day leadership and performance of Align, while the Chairman of the Board provides guidance to the CEO and, in consultation with the CEO and other members of our Board, sets the agenda for Board meetings and presides over meetings of the full Board. We believe that this separation of duties allows the CEO and Chairman to most efficiently use their time and to most effectively fulfill their respective responsibilities, which are critical to Align's success. While our bylaws and Corporate Governance Guidelines do not require that our Chairman and CEO positions be separate, the Board believes that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for Align at this time. Our Corporate Governance Guidelines provide that the independent directors of the Board will meet in executive session at least twice a year. The Board held seven meetings in 2019 and the independent directors met in executive sessions four times.

Board Effectiveness. To ensure that our Board and its committees are performing effectively and in the best interests of Align and its stockholders, the Board performs an annual assessment of itself, its committees and each of its members.

Director Attendance. For the period of her or his service on the Board and each applicable committee in 2019, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which she or he served.

Committees. During the year, the Board maintained an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Technology Committee. Each committee has adopted a written charter that establishes practices and procedures for such committee in accordance with applicable corporate governance rules and regulations. These charters are available on the Investor Relations section of our website located at investor.aligntech.com.

Outside Advisors. The Board and each of its committees may retain outside advisors and consultants at its discretion and at Align's expense.

Audit Committee
2019 Meetings: 10 Members: Greg J. Santora (Chair) Anne M. Myong Andrea L. Saia Warren S. Thaler	Oversees and monitors our accounting and financial reporting processes, our financial statement audits, and our internal accounting and financial controls
Responsible for appointing, compensating, retaining, terminating and overseeing the work of our independent auditors
Responsible for reviewing the auditors proposed scope, approach and independence
Pre-approves audit and non-audit services
Provides oversight and monitors our Internal Audit Department
Reviews, approves and monitors our Code of Business Conduct and Ethics
Oversees and reviews our Anti-Bribery and Anti-Corruption Compliance Program
Oversees and reviews our cybersecurity, data privacy, and other information technology risks, controls and procedures
Establishes procedures for receiving, retaining and treating complaints regarding accounting, internal accounting controls or auditing matters

None of the Audit Committee members are employees of Align, and our Board has determined that each member is independent within the meaning of the NASDAQ listing standards and the rules and regulations of the SEC

Our Board has determined that Mr. Santora and Ms. Myong are each qualified as an “audit committee financial expert” within the meaning of the rules of the SEC and has confirmed that the other members of the Audit Committee are able to read and understand financial statements

Compensation Committee
2019 Meetings: 7 Members: George J. Morrow (Chair) Andrea L. Saia Greg J. Santora	Ensures that the Align’s compensation programs successfully align the interest of employees, including executive officers, with those of the Align’s stockholders
Reviews and administers all compensation arrangements for executive officers and reviews general compensation goals and guidelines for Align’s employees and the criteria for which bonuses are to be determined

Retains, oversees, and assesses the independence of compensation consultants and advisors
Assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs
May form and delegate authority to subcommittees when appropriate, although no such delegation is currently in effect
None of the Compensation Committee members are employees of Align, and our Board has determined that each member is independent within the meaning of the NASDAQ listing standards

Nominating and Governance Committee
2019 Meetings: 2 Members: Joseph Lacob (Chair) C. Raymond Larkin Jr. George J. Morrow Susan E. Siegel Warren S. Thaler	At the request of the Board, conducts annual reviews and makes recommendations concerning Board and executive management succession
Evaluates the composition, organization and governance of the Board and its committees
Develops and recommends corporate governance principles applicable to Align
Identifies, evaluates and recommends nominees to the Board

Technology Committee
2019 Meetings: 1 Members: Kevin J. Dallas Joseph Lacob Thomas M. Prescott Andrea L. Saia Susan E. Siegel Warren S. Thaler	Reviews Align's technology and development activities Oversees and advises the Board on matters of innovation and technology

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has ever been one of our executive officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Compensation Committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Compensation Committee or our Board.

Process for Identifying and Evaluating Nominees and Relevant Criteria. The Nominating and Governance Committee considers candidates for board membership suggested by Board members, management and stockholders. The Nominating and Governance Committee has also retained from time to time third-party executive search firms to identify independent director candidates. In considering candidates for director nominees, the Nominating and Governance Committee generally assembles all information regarding a candidate’s background and qualifications. While Align does not have a formal diversity policy for Board membership, the Board seeks directors who represent a mix of backgrounds, skills, and experiences, including candidates of gender, racial, and ethnic diversity, that will enhance the quality of the Board’s deliberations and decisions. Currently, we have three women on our Board. Moreover, our directors have diverse business and professional backgrounds, including experience in finance and accounting, venture capital, medical device, consumer products, technology, and brand management. Such diversity considerations are discussed by the Nominating and Governance Committee in connection with the general qualifications of each potential nominee. The Nominating and Governance Committee, in its discretion, may designate one or more of its members to interview any candidate. In addition, the Nominating and Governance Committee may seek input from Align’s management or the Board, who may interview any candidate. The Nominating and Governance Committee recommends director nominees to the Board based on its assessment of overall suitability to serve on the Board in accordance with Align’s policy regarding nominations and qualifications of directors.

The Nominating and Governance Committee has specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

•	the highest personal and professional ethics and integrity;

•	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	skills and experience that are complementary to those of the existing Board;

•	the ability to assist and support management and make significant contributions to Align’s success; and

•	an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Recent Board Refreshment. The Board has added three new directors over the last three fiscal years, each of whom have brought valuable and diverse backgrounds and perspectives to the overall composition of the Board. The most recent appointment was Ms. Anne M. Myong in August 2019. Ms. Myong is currently Chief Financial Officer at Aura Financial Corporation and formerly Senior Vice President and Chief Financial Officer at Walmart Global eCommerce, and Senior Vice President, Chief Financial and Administrative Officer, Walmart China Retail. She holds an M.B.A. degree from Harvard Business School and a B.B.A. degree in Computer Information Systems from James Madison University. She adds to the depth of experience of our Board and Audit Committee with her extensive knowledge and background in global operations, finance and digital transformation that give her a unique expertise in international markets key to our strategic growth.

Stockholder Recommendation of Nominees. Under the terms of our Corporate Governance Guidelines, the Nominating and Governance Committee considers recommendations for candidates to the Board from stockholders holding at least 1% of the total outstanding shares of Align common stock. Stockholders must have held such common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The Nominating and Governance Committee will consider persons recommended by Align’s stockholders in the same manner as a nominee recommended by the Board, individual board members or management.

A stockholder may also nominate a person directly for election to the Board at an annual meeting of our stockholders provided their proposal meets the requirements set forth in our bylaws and the rules and regulations of the SEC related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board at an annual meeting, is described above in the answer to the question “Is there any information that I should know regarding future annual meetings?”

Annual meeting attendance. Align encourages, but does not require, Board members to attend annual meetings of stockholders. Last year, no director attended our annual meeting of stockholders.

The Board’s Role in Risk Oversight. Management is responsible for the day-to-day management of risks Align faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk management role, the Board has the responsibility to satisfy itself that the risk management processes implemented by management are adequate and functioning as designed. As a critical part of this risk management oversight role, the Board encourages management to promote a culture that actively manages risks as part of Align’s corporate strategy and day-to-day business operations. Furthermore, our Board encourages full and open communication between management and the Board. Our Chairman meets regularly with our CEO and other senior members of management to discuss strategy and risks facing Align. Senior management, other employees as well as consultants and advisers routinely attend quarterly Board meetings and are available to address any questions or concerns raised by the Board on risk management-related and other matters. The Board regularly receives presentations from on strategic matters involving our operations to enable it to understand our risk identification, risk management and risk mitigation strategies. The Board also holds strategic planning sessions with senior management and other employees as well as consultants and advisers to discuss strategies, key challenges, and risks and opportunities for Align.

Our Board does not have a standing risk management committee, but rather administers its oversight responsibilities directly through our Board as a whole, as well as through various standing committees that address risks inherent in their respective areas of oversight. In particular, the Audit Committee assists the Board in areas of financial and investment risks, internal controls, employee benefits plans, cybersecurity, data privacy, business continuity, crisis preparedness, and compliance with legal and regulatory requirements, including those related to our employee benefit plans. The Compensation Committee assists the Board to manage risks arising from our compensation policies and programs. The Nominating and Governance Committee assists the Board to manage risks associated with Board organization, membership, and structure as well as long-term and emergency succession planning. The Technology Committee assists the Board to manage strategic and competitive risks, including technical and market risks associated with product development and investment. When a committee receives a report, the chair of the committee discusses it with the full Board during the committee reports portion of the next Board meeting. This enables the Board to coordinate the risk oversight role.

Cybersecurity. To more effectively address the cybersecurity threats posed today, Align has a dedicated Chief Information Security Officer (CISO) who is responsible for leading enterprise-wide information security strategy, policy, standards, process, and technology. Align’s information security program includes, among other things, vulnerability management, antivirus and malware protection, technology compliance and risk management, encryption, identity and access management, application security, and security monitoring and incident response. Our Audit Committee is responsible for reviewing cybersecurity risks and the cybersecurity program. In 2019, the CISO met with the Audit Committee two times to discuss Align’s cyber risks and threats.

Data Privacy. Align has various technical, administrative, and physical safeguards in place to help protect against unauthorized access to, use, or disclosure of the customer, consumer, and patient information and data we collect and store. Align has a dedicated Data Privacy Officer (DPO) who advises the business on privacy risks and assesses the effectiveness of privacy controls and compliance with various legislative and regulatory requirements. In 2019, we updated our Audit Committee charter to make explicit the Committee’s responsibility for reviewing data privacy risks, as well as steps taken by management to understand and mitigate such risks. In 2019, the DPO briefed the Audit Committee on data privacy risks facing Align and recommended actions to mitigate those risks.

The Compensation Committee’s Role in Risk Oversight. In fulfilling its role assisting the Board in its risk oversight responsibilities, the Compensation Committee believes that the various elements of our compensation programs mitigate against and do not encourage excessive risk taking and instead encourage behaviors that support sustainable value creation. The Compensation Committee annually assesses our compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Align. To arrive at this conclusion, the Compensation Committee assessed our executive officer and broad-based compensation programs and determined that the following design features of our compensation programs did not create undesired or unintentional risk of a material nature and guarded against excessive risk-taking:

•
our compensation programs are designed to provide a balanced mix of cash and equity, annual, and longer-term incentives in order to encourage strategies and actions that are in the long-term best interests of Align and our stockholders;

•	base salaries are consistent with an employees’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	we annually assess performance under prior year compensation programs and make any adjustments deemed necessary or appropriate in order to mitigate opportunities or motives for excessive risk taking;

•
based on the review of prior results, we annually review and establish performance goals under our annual cash incentive plan that we believe (A) are reasonable in light of past performance and market conditions, and (B) encourage success without encouraging excessive risk taking to achieve short-term results, and, therefore, do not encourage unnecessary or excessive risk-taking;

•
the performance goals that determine payouts under our annual cash incentive plans are company-wide in order to encourage decision-making that is in the best long-term interests of Align and our stockholders as a whole;

•
under our annual cash incentive plans, achievement of performance goals at levels below full target reduces only the payout related to that goal, not the other goals, and therefore does not result in an “all-or-nothing” approach;

•	our executive officers can receive a maximum award of 240% of their targets under our cash incentive compensation plan in order in part to avoid excessive risk taking;

•	the Compensation Committee has discretion over annual cash incentive program payouts;

•	for our executive officers, we use a portfolio of equity-based incentives that incentivize performance over a variety of time periods with respect to several balanced goals:

•	Restricted Stock Units ("RSUs") retain value even in a depressed market making it less likely that employees take unreasonable risks to get, or keep, equity grant “in the money”; and

•
Performance-based market stock units ("MSUs") measure relative stockholder return over a three-year performance cycle, thereby retaining value even if the price of Align's stock decreases in a market downturn; and

•	executive officers are subject to material share ownership guidelines.

Director Independence

In accordance with the NASDAQ listing standards, the Board undertook its annual review of the independence of its directors and considered whether any director had a material relationship with Align or its management that could compromise her or his ability to exercise independent judgment in carrying out her or his responsibilities. As a result of this review, the Board affirmatively determined that Kevin J. Dallas, Joseph Lacob, C. Raymond Larkin Jr., George J. Morrow, Anne M. Myong, Andrea L. Saia, Greg J. Santora, Susan E. Siegel and Warren S. Thaler are “independent directors.” Since Mr. Prescott was employed by Align as recently as 2015 and since Mr. Hogan is currently employed by Align, neither was determined by the Board to be independent.

Stockholder Communications with Board

Stockholders may communicate directly with the non-management directors of Align by sending an email to Board@aligntech.com. Our General Counsel monitors these communications and ensures that appropriate summaries of all received messages are provided to the Board at its regularly scheduled meetings. In addition, the Chairman of the Nominating and Governance Committee has access to this email address and may monitor communications at his option. Where the nature of a communication warrants, our General Counsel may decide to obtain the more immediate attention of the appropriate committee of the Board or a non-management director, or Align’s management or independent advisors. After reviewing stockholder messages, our Board will determine an appropriate response if they deem a response necessary or warranted.

Director Compensation

Our director compensation program is designed both to attract and fairly compensate highly qualified, non-employee directors to represent our stockholders on the Board who will act in the best interests of our stockholders, employees, and the communities we serve. For the purpose of determining non-employee director compensation for 2019, the Compensation Committee engaged Compensia to assist in evaluating the competitiveness of our director compensation program. The Compensation Committee considered an overview of the corporate governance environment as well as recent trends and developments relating to director compensation. The Compensation Committee also specifically considered the amounts payable under and the various components of our director compensation program, as well as the aggregate director compensation cost, in comparison to the boards of directors of the same group of peer companies that the Compensation Committee used in determining executive compensation. (For further details on our peer group, see the discussion of our "Peer Group" in the Compensation Discussion and Analysis section below). For 2019, the analysis showed that the Board compensation practices for cash compensation were, in aggregate, generally aligned with market norms and emerging best practices and no changes were made to the program.

Cash Compensation

Our cash compensation program for non-employee directors for fiscal 2019 was: (all amounts paid quarterly in advance)

Description	Current Fee
Annual Retainer for Board Membership (other than Chairman)	$50,000
Annual Retainer for membership on the Compensation and/or Audit Committee (other than the Chairman)	$13,500
Annual Retainer for Chair of Compensation Committee and/or Audit Committee	$27,000
Annual Retainer for membership on the Nominating and Governance Committee (other than Chairman) and/or Technology Committee	$5,000
Annual Retainer for Chair of Nominating and Governance Committee	$10,000
Annual Retainer for Chairman of the Board	$100,000

Equity Compensation. In March 2019, our Compensation Committee approved an annual equity grant of restricted stock units ("RSUs") to our then-current board members (other than Mr. Larkin) having a long term incentive value equivalent to $300,000. For Mr. Larkin's additional responsibilities as the Chairman of our Board, the Compensation Committee approved an annual RSU grant of $400,000. The actual number of shares under the RSU awards was calculated using the closing price of our stock on the date of our 2019 annual meeting of stockholders. Accordingly, on May 15, 2019, each non-employee director (other than Mr. Larkin) was granted 921 RSUs which represented approximately $300,000 in delivered value based on the closing per share price of our stock on that date of $325.71. Mr. Larkin was granted 1,228 RSUs, which represented approximately $400,000 in delivered value. Each of these RSU awards vest 100% upon the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next annual meeting of stockholders following the grant date. Assuming the continued service of each non-employee director, each of these equity awards will vest 100% on May 15, 2020.

Ms. Myong, who joined our Board in August 2019, was granted an initial award of RSUs from the date of her appointment through our anticipated date of our 2020 annual meeting of stockholders (approximately 10 months). As a result, in August 2019, Ms. Myong was awarded RSUs having a long term incentive value equivalent to $300,000, pro rated from the date of her appointment to the expected date of our 2020 annual meeting. This resulted in an award of 935 RSUs based on the 30-trading day average closing price of our common stock for the period ending August 1, 2019 of approximately $266.07, 100% of which are expected to vest on May 20, 2020, the date of our Annual Meeting.

Total Compensation. The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2019. Mr. Hogan, our President and CEO, is not included in this table because he is an employee of Align and, as such, receives no compensation for his service on the Board. Instead, his compensation is shown in the Summary Compensation Table on page 46.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Kevin J. Dallas	55,000	299,979	354,979
Joseph Lacob	65,000	299,979	364,979
C. Raymond Larkin Jr. (2)	100,000	399,972	499,972
George J. Morrow	82,000	299,979	381,979
Anne M. Myong (3)	21,958	189,197	211,155
Thomas M. Prescott	55,000	299,979	354,979
Andrea L. Saia	82,000	299,979	381,979
Greg J. Santora	90,500	299,979	390,479
Susan E. Siegel	60,000	299,979	359,979
Warren S. Thaler	73,500	299,979	373,479

(1)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs. There can be no assurance that the grant date fair value amounts will ever be realized. The RSUs are time based awards and are not subject to performance or market conditions.

(2)	Mr. Larkin is the Chairman of the Board.

(3)	Ms. Myong was appointed to the Board on August 1, 2019.

The aggregate number of stock awards outstanding at December 31, 2019 for each non-employee director is as follows:

Name	Stock Awards
Kevin J. Dallas	921
Joseph Lacob	921
C. Raymond Larkin Jr. (1)	1,228
George J. Morrow	921
Anne M. Myong (2)	935
Thomas M. Prescott	921
Andrea L. Saia	921
Greg J. Santora	921
Susan E. Siegel	921
Warren S. Thaler	921

(1)	Mr. Larkin is the Chairman of the Board.

(2)	Ms. Myong was appointed to the Board on August 1, 2019.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP ("PwC"), independent registered public accountants, to audit the financial statements of Align for the year ending December 31, 2020. In making its recommendation to appoint PwC, the Audit Committee considered whether the provision of the non-audit services rendered by PwC is compatible with maintaining the firm’s independence.

Representatives of PwC are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although stockholder ratification of the selection of PwC as our independent registered public accountants is not required by our Bylaws or any other applicable law, the Audit Committee is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain PwC. Even if the selection is ratified, our Audit Committee, at its discretion, may direct the appointment of a different firm to act as our independent registered public accountants at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Ratification of the selection of PwC requires that the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting vote “FOR” this Proposal 2. An “ABSTAIN” vote will have the same effect as an “AGAINST” vote in this Proposal 2. Discretionary votes by brokers, banks and related agents on this routine proposal will be counted towards the quorum requirement and will affect the outcome of the vote.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS ALIGN’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2020

Fees to PricewaterhouseCoopers LLP for 2019 and 2018
The following table presents fees for professional services rendered by PwC for the audit of Align’s annual financial statements for 2019 and 2018 and fees billed for audit-related services and tax services rendered by PwC for fiscal 2019 and 2018:

	2019	2018
Audit fees (1)	$4,251,382	$3,174,667
Audit-related fees (2)	—	100,000
Tax fees (3)	1,901,185	1,144,806
All other fees (4)	8,330	5,040
Total fees	$6,160,897	$4,424,513

(1)
Audit fees — These are fees for professional services performed by PwC for the annual audit of Align’s financial statements and review of financial statements included in Align’s quarterly filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation. For 2019, these fees also include certain services performed relating to our entity reorganization wherein our Europe, Middle East, and Africa ("EMEA") regional headquarters was moved from Amsterdam, the Netherlands to Rotkreuz, Switzerland.

(2)	Audit-related fees — These are fees related to assurance and related services, more specifically accounting consultations, that are also performed by PwC.

(3)
Tax fees — These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. For 2019, these fees also include certain services performed relating to our entity reorganization wherein our EMEA regional headquarters was moved from Amsterdam, the Netherlands to Rotkreuz, Switzerland.

(4)	All other fees — These consist of all other fees billed to us for professional services performed by PwC and not reported under "Audit fees," "Audit-related fees" and "Tax fees."

Audit Committee’s Policy of Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accountants subject to limited discretionary authority granted to our Chief Financial Officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval and the fees for the services performed to date. All PwC services in 2019 and 2018 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The following is the report of the Audit Committee of the Board of Directors with respect to Align’s audited financial statements for the year ended December 31, 2019, which include the consolidated balance sheets of Align as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years ended December 31, 2019, 2018 and 2017 and the notes thereto.

The Audit Committee of the Board of Directors of Align is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of the NASDAQ Stock Market and the SEC. In accordance with the written charter adopted by the Board of Directors of Align, the purpose of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of among other things:

•	the integrity of Align’s financial statements;

•	Align’s compliance with legal and regulatory requirements;

•	the independent registered public accountant’s qualifications, independence and performance;

•	adequacy of Align’s internal accounting and financial controls; and

•	Align’s internal audit department.

The full text of the Audit Committee’s charter is available on the Investor Relations section of Align’s website (www.aligntech.com). The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the SEC and the NASDAQ listing standards.

In carrying out its responsibilities, the Audit Committee, among other things, is responsible for:

•	providing guidance with respect to Align’s relationship with the independent auditors, including having responsibility for their appointment, compensation and retention;

•	involved in the selection of the audit firm’s lead engagement partner;

•	reviewing the results and audit scope;

•	approving audit and non-audit services;

•	reviewing and discussing with management the quarterly and annual financial reports;

•	overseeing and reviewing Align’s enterprise risk, privacy and data security; and

•	overseeing management’s implementation and maintenance of effective systems of internal controls.

The Audit Committee recognizes the importance of maintaining the independence of Align’s independent accountants. Each year, the Committee evaluates the qualifications, performance and independence of Align’s independent accountants and determines whether to re-engage the current independent accountants. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, as well as its reputation for integrity and competence in the fields of accounting and auditing. Based on this evaluation, the Audit Committee has retained PwC as Align’s independent accountants for 2020.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2019 with Align’s management and PwC. The Audit Committee has also discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee has concluded that the provision by PwC of non-audit related services is compatible with maintaining the independence of PwC as our independent accountants.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include Align’s audited consolidated financial statements in Align’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Respectfully submitted by:
AUDIT COMMITTEE
Greg J. Santora, Chair	Andrea L. Saia
Anne M. Myong	Warren S. Thaler

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Board believes that an annual advisory vote to approve the compensation of our named executive officers allows our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on these matters. Accordingly, this year, we are again requesting you to approve, on an advisory basis, the compensation of our named executive officers disclosed in "Compensation Discussion and Analysis," the Summary Compensation table and the related compensation tables, notes and narrative in this proxy statement. Our executive compensation program is designed to motivate and reward exceptional performance in a straight-forward and effective way, while also recognizing the success of Align's business. Align delivered a year of extraordinary performance and reached many significant milestones in 2019. Record net revenues of $2.4 billion, representing 22.4% year-over-year growth, with clear aligner net revenues up 19.8% and scanner net revenues up 38.5% year-over-year. We believe the compensation paid to our NEOs for 2019 appropriately reflects and rewards their contributions to our performance and is aligned with the long-term interests of our stockholders.

We encourage stockholders to read the Compensation Discussion and Analysis, beginning on page 24 of this Proxy Statement, which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2019.

Shareholders are being asked to approve the following resolution at the Annual Meeting:

"RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables, is hereby approved."

As an advisory vote, this proposal is not binding on Align, the Board, or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers. It is expected that the next say-on-pay vote will occur at the 2021 annual meeting of stockholders.

You may vote "FOR", "AGAINST," or "ABSTAIN" from voting on this matter.
OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This section explains how we compensate our named executive officers (each, a "NEO" and collectively, the "NEOs,") although much of the discussion also applies to all our executive officers whose titles are senior vice president and above. Our NEOs for fiscal year 2019 include our CEO, CFO and three other most highly compensated executive officers. Additionally, as required by SEC rules, we have also included one former executive officer who retired and was no longer employed as of the end of fiscal year 2019 but who would have been deemed to be one of our top five most highly compensated executive officers in fiscal year 2019, had he still been serving as an executive officer as of December 31, 2019. Our NEOs for fiscal year 2019 are:

•	Joseph M. Hogan, our President and CEO

•	John F. Morici, our Chief Financial Officer and Senior Vice President, Global Finance

•	Julie Tay, our Senior Vice President and Managing Director, Asia Pacific

•	Emory M. Wright, our Senior Vice President, Global Operations

•	Raj Pudipeddi, our Senior Vice President and Chief Product, Innovation & Marketing Officer

•	Roger George, formerly our Senior Vice President, Chief Legal and Regulatory Officer

Executive Summary

2019 Executive Compensation	The 2019 executive compensation program was designed based on Align's outstanding 2018 business and financial performance.

Our executive compensation program emphasizes performance-based pay:
- 91% of our CEO's total-target annual compensation was subject to annual performance goals or tied to the value of our common stock.
- 85% of our other NEO's total-target annual compensation, on average, was subject to annual performance goals or tied to the value of our common stock.

Based on strong performance against challenging 2019 financial objectives, we achieved a weighted average of 190% of our financial targets resulting in our NEOs receiving annual incentive payments (bonuses) of between 190% to 199% of their target award opportunities.

Strong Compensation Pay Practices	Core governance principles and practices are employed to align executive officer compensation with stockholder interests.

We continue to carefully manage equity burn rates with our overall equity-based burn rate for 2019 at 0.5% and our adjusted gross burn rate at 1.2%.

Strong 2019 Company Performance
Our stock price increased in 2019 and we outperformed the NASDAQ Composite and S&P 500 Index. Our three-year total stockholder return ("TSR") of 190% far exceeds the NASDAQ Composite Index three-year TSR of 67% and the S&P 500 Index three-year "TSR" of 44%.

2019 net revenues were a record $2.4 billion, a 22.4% increase from 2018.

We shipped a record 1.5 million Invisalign cases, an increase of 24.2% compared to 2018.

2019 operating income was $542.5 million, up 16.3% compared to 2018, and 22.5% of net revenues.

2019 Business Highlights

In determining our executive officer compensation program for 2019, the Compensation Committee considered, among other things, Align's outstanding business and financial performance in 2018 which continued throughout 2019.
We repurchased a total of 1.9 million shares under a share repurchase program, returning approximately $400 million of cash to stockholders, approximately 2.4% of our diluted shares outstanding, which was approximately five times greater than our 2019 overall equity-based burn rate of 0.5%.

Our executive officers continued to demonstrate solid execution of Align's strategic growth drivers. In 2019, we:

•
Launched the Invisalign Moderate Package for the treatment of mild to moderate malocclusion that includes all the features of Invisalign treatment, plus additional features that address the orthodontic needs of teenage patients such as compliance indicators and compensation for tooth eruption

•
Launched the iTero Element 5D Imaging System for comprehensive, preventative and restorative oral care, expanding the suite of existing high-precision, full color imaging and fast scan times of the iTero Element portfolio

•
Launched the iTero Element Foundation intraoral scanner with restorative software, extending our portfolio of intraoral scanners with powerful 3D visualization to better meet the needs of doctors, labs and patients

•	Increased the use of iTero and other digital scanners to 79.5% in the Americas and 64.7% internationally by the fourth quarter of 2019

•	Trained 22,270 new Invisalign doctors, 9,765 in the Americas and 12,505 internationally

•	Increased Invisalign total utilization rates to 15.9 cases per doctor compared to 15.7 cases in 2018

•	Reached our 8 millionth Invisalign patient milestone, with international volume increasing 34.0%

•	Significantly increased our sales presence with the addition of approximately 100 new sales representatives in the first quarter of 2019 alone

•	Opened a new order acquisition and treatment facility in Wroclaw, Poland and a new treatment facility in Yokohama, Japan

Alignment of Executive Compensation with Performance

We believe our executive officer compensation program was instrumental in helping Align achieve continued strong execution of our strategic growth drivers as well as solid financial performance.

•	We have created long-term, sustained value for our stockholders. Our three-year TSR is 190% compared with the three-year NASDAQ Composite Index TSR and S&P 500 TSR of 67% and 44%, respectively.

•
Our compensation program continues to emphasize performance-based pay. Our compensation program is designed to pay more when our financial and strategic performance is robust and less when it is not, providing built-in flexibility in the management of our operating expenses and enabling us to preserve strategic programs when economic conditions are unfavorable. A significant portion of our executive officers’ compensation is variable and tied to the success of our business and the individual performance of our executives. Consistent with this pay-for-performance orientation, Align believes that annual cash incentive (bonus) awards and long-term equity compensation should together represent the most significant portion of total target direct compensation. As a result, a larger portion of our executive officers’ total target compensation is at risk relative to employees generally. We believe this is appropriate because our executive officers bear the greatest responsibility for Align’s results and can exert the greatest influence on Align’s performance. As illustrated by the chart below, in fiscal 2019, approximately 65% of Mr. Hogan's total target direct compensation was completely "at-risk" based on our performance against measurable performance objectives.

•
Annual cash incentive awards reflected positive 2019 Corporate performance. The Committee seeks to motivate executive management to continuously improve Align's financial performance through a cash incentive (bonus) plan that rewards higher performance with increased incentive opportunities. This provides us with a variable expense structure, allowing us to reduce our compensation costs in challenging times and reward performance when business conditions and results warrant. Based on our strong 2019 financial results, we achieved a weighted average of 190% of our financial targets. As a result, the annual incentive payments to our NEOs were between 190% to 199% of their target award opportunity.

•
Equity awards are tied to the value of our common stock. Value received under our annual equity awards varies based on our stock price performance. In particular, payouts of our MSUs awarded to our executive officers vary based on the relative performance of our stock compared to the NASDAQ Composite Index. MSUs granted in 2019 are earned based on Align’s relative stockholder return over a three-year performance period, with 100% of the earned shares vesting at the end of three years. For MSUs granted in February 2016 that vested in February 2019, Align stock outperformed the NASDAQ Composite Index by approximately 196% during the applicable performance period. As a result, due to Align’s continued outstanding stock price performance compared to the NASDAQ Composite Index during the performance period, the NEOs who were granted MSUs in February 2016 earned a maximum payout of 150% of their February 2016 target awards.

Compensation Policies and Practices

We maintain compensation governance best practices, including the following:

•	Compensation Committee Composed Solely of Independent Directors. Our Compensation Committee is composed solely of independent directors and it directly retains an independent compensation consultant.

•
Annual Say-on-Pay Votes. We elected to hold an annual stockholder advisory ("say-on-pay") vote, and the Compensation Committee considers the outcome of the advisory vote in making compensation decisions.

•
Stock Ownership Guidelines. We maintain meaningful stock ownership guidelines for our executive officers and non-employee directors as a matter of good corporate governance and to demonstrate that the interests of our executive officers and non-employee directors are consistent with those of our stockholders. In 2019, our stock ownership guidelines for each of our executive officers other than our CEO were 3.0x their annual salaries. Ownership guidelines for our CEO were 6.0x his annual salary. The stock ownership guidelines for our non-employee directors call for each non-employee director to own shares having $400,000 in market value.

•
No “single-trigger” on Cash Compensation. All of our post-employment cash compensation arrangements in the event of a change in control of Align are “double-trigger” arrangements that require both a change in control of Align plus a qualifying termination of employment before any cash payments are paid. In addition, the employment agreements entered into by our CEO, CFO as well as any other executive officers who join us after September 2016 provide that such executive officer will only receive accelerated vesting of their stock if she or he is terminated without cause or for convenience within 18 months of a change of control (double trigger).

•
Annual Compensation-Related Risk Assessment. Align’s executive officer compensation policies are structured to discourage inappropriate risk-taking by our executive officers. There are no guarantees that bonuses will be paid under our annual cash bonus incentive program and awards are capped at 240% of target in part to discourage excessive risk taking. The Compensation Risk Assessment located on page 16 of this proxy statement describes the Compensation Committee’s assessment that the risks arising from our company-wide compensation programs are reasonable, in the best interest of our stockholders, and unlikely to have a material adverse effect on us.

•
No Hedging or Pledging Company Stock. Employees may not directly or indirectly engage in transactions intended to hedge or offset the market value of Align’s common stock owned by them. In addition, our Insider Trading Policy further prohibits employees from directly or indirectly pledging Align common stock as collateral for any obligation.

•
Carefully Manage Equity Burn Rates. We are committed to carefully managing the dilutive impact of equity compensation awards. Management and the Board regularly evaluate share utilization levels by reviewing the dilutive impact of stock compensation. Align’s overall equity-award-based gross burn rate for fiscal 2019 was 0.5% and Align's adjusted gross burn rate was 1.2%. Gross burn rate is defined as the number of equity awards granted in the year divided by shares outstanding. Adjusted gross burn rate includes a premium applied to full-value shares (e.g., RSUs and MSUs) of 2.5:1. We do not reprice, buyout or exchange underwater stock options and there is no liberal counting or recycling of shares.

2019 STOCKHOLDER SAY-ON-PAY VOTE

At our Annual Meeting of Stockholders in May 2019 (“2019 Meeting”), our stockholders were asked to cast a non-binding advisory vote (“say-on-pay”) to approve executive compensation for our 2018 fiscal year named executive officers ("2018 NEOs"). At the 2019 Meeting, approximately 42.5% of the votes cast by our stockholders were in support of the compensation of our 2018 NEOs. This vote was a surprise to our Compensation Committee and Board considering stockholders' long history of prior support for our executive officer compensation practices. For comparison, since 2011, the first year our stockholders were asked to vote on our annual say-on-pay proposal, our say-on-pay proposals received a “FOR” vote of 92% or higher each year prior to 2019.

Year	“FOR” Vote	Year	“FOR” Vote
2011	95%	2016	92%
2012	92%	2017	94%
2013	94%	2018	95%
2014	93%	2019	42%
2015	94%

As a result of our outreach to stockholders prior to the 2019 Meeting and subsequent meetings with stockholders after the 2019 Meeting (as described in more detail below) and following the Compensation Committee's review of shareholder feedback, the Compensation Committee determined that the 2019 decline in stockholder approval for our say-on-pay vote was specifically related to a one-time equity award to our Chief Executive Officer, Mr. Hogan; a 100% performance-based market stock unit ("MSU") tied exclusively to the positive performance of our stock ("2018 CEO MSU"). As a result of this assessment, the Compensation Committee believes it useful to provide additional details concerning the background for its decision to award the 2018 CEO MSU as well as clarify some misconceptions about the award expressed during our shareholder outreach.
2018 CEO MSU Award
Align Has Delivered Strong Financial Results and Substantially Outperformed the Broader Market
Since Mr. Hogan joined Align in June 2015, we have achieved outstanding business and financial results. Align’s Board and Compensation Committee believed in 2018 and continue to believe that Mr. Hogan's exceptional leadership and vision have been the primary catalysts for this record setting financial results. 2019 net revenues grew to a record $2.4 billion, increasing steadily each year from $761.7 million in 2014, representing a 25.9% compound annual growth rate. Over the same period, Invisalign case shipments increased to 1.5 million in 2019 from 478,000 in 2014, representing a compound annual growth rate of 26.1%.

In addition, during Mr. Hogan’s tenure, he has created long-term, sustained value for our stockholders. TSR since Mr. Hogan was appointed Chief Executive Officer on June 15, 2015 through December 31, 2019 was 352%, compared with the S&P 500 TSR, NASDAQ Composite Index TSR and the 2019 Peer Group TSR over the same period of 53.0%, 76.5% and 124.5%, respectively.
2018 CEO MSU Award Designed to Incentivize Stockholder Returns
When Mr. Hogan joined Align in 2015, he was granted RSUs along with a 100% performance based MSU award (the “2015 CEO MSU”) which vested in June 2018. During the three-year performance period of the 2015 CEO MSU, Align’s common stock outperformed the NASDAQ Composite Index by 329%.
In June 2018, the Compensation Committee determined that it was in the best interests of the Company and its stockholders to grant a new performance-based market stock unit award similar to the 2015 CEO MSU. In designing the 2018 CEO MSU, the Compensation Committee desired to ensure Mr. Hogan’s retention by motivating him to duplicate or exceed the results of the preceding three years and concurrently significantly benefit stockholders. While the 2018 CEO MSU is like the 2015 CEO MSU in that it is a 100% performance-based market stock unit award, unlike the 2015 CEO MSU, the 2018 CEO MSU had more stringent performance hurdles tied exclusively to the positive performance of Align's stock. Under the 2018 CEO MSU, Mr. Hogan can only benefit by the achievement of meaningful and sustained stock price performance targets over the new three-year performance period. In other words, the Compensation Committee designed the 2018 CEO MSU so that Mr. Hogan can only be rewarded if stockholders experience a sustained and significant increase in the value of their investments throughout the three-year performance period.

2018 CEO MSU Demands Continued Long-term Out Performance to Reach Target Payout
As described above, the 2018 CEO MSU award was granted following three years of strong financial and stock price performance and requires sustaining or exceeding that level of growth in stockholder value over the coming years. In order for Mr. Hogan to earn and vest in the maximum number of shares under the 2018 CEO MSU, Align’s market capitalization will need to increase by approximately 80% from the date of the award in 2018 to approximately $40 billion and Align’s total stockholder return relative to the S&P 500 will exceed the 80th percentile. This would represent a market capitalization increase of approximately $17.739 billion (as measured from the 30-trading day average stock price as of May 31, 2018 and assumes 80.1 million shares of common stock outstanding). The following chart illustrates the correlation between the maximum payout Mr. Hogan could achieve under the 2018 CEO MSU and the benefits delivered to stockholders:
The actual number of shares Mr. Hogan may earn under the 2018 CEO MSU can vary from 0% to 300% of the target number of shares and will be determined based on the level of achievement as measured against the following two performance metrics:

•
the comparison of Align’s TSR during the three-year performance period relative to the TSR of the companies in the S&P 500 Index at the beginning of the three-year performance period and which remain in the Index through the end of the three-year performance period; and

•	Align’s stock price at the end of the three-year performance period.

CEO Compensation is Closely Tied to Company Performance

The following charts depict the alignment of CEO pay to Company performance since Mr. Hogan’s appointment in June 2015:

1.	Target pay = base salary + target bonus + accounting value of equity awards

2.
Indexed TSR is defined as the total stockholder return on our common stock during the period from June 1, 2015 (J. Hogan hire date) through February 20, 2019 (FY19 annual grant timing), assuming $100 was invested on June 1, 2015.

While net revenue has continued to grow steadily since the 2018 CEO MSU was awarded, growing 22.4% year-over-year in 2019, the indexed TSR has declined. As a result, currently the 2018 CEO MSU award is tracking at less than 100% of target payout. As depicted in the foregoing graphs, the design of the 2018 CEO MSU award establishes a strong correlation between the continued creation of stockholder value and the size of the potential payout to Mr. Hogan, if any.
The following chart reinforces this alignment through its illustration of the comparison of Mr. Hogan’s target total direct compensation to realizable compensation for each of the last three years.

Target vs. Realizable Compensation ($000)
$50,000
$40,000
$30,000
$20,000
$10,000
$0
Base Salary
Bonus
Annual Long-Term Incentives
FY18 Special Award
$9,619
$32,298
$39,466
$10,468
$16,727
$14,265
Target
Realizable
Target
Realizable
Target
Realizable
FY17
FY18
FY19
FY17 annual MSUs are tracking at 200% of target
FY18 Annual MSUs are tracking at 55% of target
FY18 CEO Special Award is tracking at 0% of target
FY19 Annual MSUs are tracking at 85% of target

1. Realizable compensation = actual base salary paid + actual bonus paid + realizable value of equity granted during the fiscal year (valued at 12/31/19 30-trading day average stock price of $274.26). For FY19, FY18 and FY17, reflects actual base salary and bonus payout per the Summary Compensation Table.
2. Target total direct compensation = fiscal year end base salary + target bonus + accounting value of equity awards (reported value).
As reflected in the foregoing graphics, the realizable compensation from the 2018 CEO MSU award is currently tracking at 0% of target because the trading markets have yet to respond to Align’s strong ongoing operating performance. Accordingly, by design, Mr. Hogan has yet to benefit under the 2018 CEO MSU because stockholders are not benefiting from Align’s continuing strong performance.

STOCKHOLDER OUTREACH AND ENGAGEMENT

As previously mentioned, in response to the say-on-pay vote result at our 2019 Meeting, the Board and the Compensation Committee gave the vote result serious consideration and took active steps to reach out to our stockholders to discuss our compensation program and obtain their feedback. In the third and fourth quarters of 2019, members of senior management, with assistance from our third-party proxy advisory firm, Alliance Advisors, contacted our top 50 stockholders to offer them an opportunity to provide feedback regarding our executive officer compensation and corporate governance policies and practices. These stockholders represented approximately 78% of our outstanding shares as of October 31, 2019. We focused our outreach on individuals responsible for executive pay and governance-related decisions within each investor organization. Participating in each of the calls and meetings that followed were the Chairman of our Compensation Committee, our Senior Vice President, Global Human Resources, our Vice President, Corporate Communications and Investor Relations, and a representative of Compensia.
By and large, the investors with whom we spoke welcomed the opportunity (through our outreach) to furnish input on compensation, governance and related matters of importance to them. Common themes expressed by the stockholders were an appreciation for the work by Align's executive officers, and Align's financial performance, growth and noteworthy returns generated for stockholders since the appointment of Mr. Hogan in 2015. The stockholders expressed general overall satisfaction with the compensation of our 2018 NEOs and raised very limited concerns about the compensation program, aside from the 2018 CEO MSU. The few non-compensation topics raised during our outreach included board tenure, board and CEO succession planning and disclosure of environmental, social and governance ("ESG") related matters.

Meaningful Compensation and Governance Changes in Response to Stockholder Feedback

In response to the feedback from our stockholders, the Board and Compensation Committee have overseen the expanded disclosures herein, adopted new policies and practices designed to increase transparency and respond to all areas of significant stockholder feedback, and have commenced efforts to implement additional stockholder suggestions in the future.

Compensation Related Matters
What We Heard From Stockholders	How We Responded
As mentioned, although most stockholders contacted understood the Compensation Committee’s rationale for the 2018 CEO MSU, it was the basis of most of our discussions and was, by itself, the driver of the majority of the negative say-on-pay vote results. Stockholders were primarily concerned with the existence, size and design of the award.

• The Compensation Committee believes that awarding our CEO for outstanding performance and sustained stockholder value creation is critical to our future growth.

• We included the additional disclosures above regarding the 2018 CEO MSU in an effort to increase transparency, to explain our philosophy with respect to the award and to highlight the linkage between compensation and performance.

• There were no similar one-time performance equity awards in 2019 and the Compensation Committee does not currently have plans to make similar awards in the future.

Increase proxy transparency with respect to the performance elements and goal setting of the annual compensation program.
We have expanded discussion of the setting and determination of performance targets for the annual compensation program, including with regard to the annual cash incentive plan and MSUs, which are entirely performance-based.

Non-Compensation Related Matters
What We Heard From Stockholders	How We Responded
Stockholders recommended we increase stockholder outreach and routinely work to build proactive relationships with stockholders throughout the year.
We have implemented a formal outreach program to engage with our stockholders regularly throughout the year and ask for their input on executive compensation, corporate governance and other topics of interest to stockholders.

Stockholders requested interest in additional disclosures regarding Align's ESG policies and practices.
• We expanded our ESG disclosures on our website and within this proxy.

• We created a Corporate Social Responsibility (“CSR”) organization, appointed a full-time dedicated Senior Director of CSR, established a CSR Committee, and established the pillars of our comprehensive CSR program philosophy.

Stockholders discussed Board governance topics including the following:

• Board Tenure & Board Succession

• CEO Succession Planning Disclosure

• Stockholder Rights and Protective Measures (proxy access, right to written consent, right to call meeting)

We have addressed these concerns as follows:

• We note that the Board has added three new independent Board members within the last three fiscal years, increasing the Board's diversity, and provided directors time and resources to become familiar with Align, its strategy, risks and opportunities.

• We have taken into consideration stockholders’ concerns regarding the tenures of certain of our Board members and modified discussions regarding their experiences to underscore why we believe the mix of backgrounds and skills each brings to the Board are immensely beneficial to Align and our stockholders regardless of tenure.

• The Board has engaged a third-party consultant to assist in the design of a Board succession program with the intention of implementing it in 2020.

• The Nominating and Governance Committee is enhancing our director onboarding and continuing education programs to support our existing directors and facilitate future directors.

• Each December, the Board conducts an executive succession planning summary with the assistance and input of management, where appropriate, including with regard to all Senior Vice Presidents and the CEO.

• Our Board and Nominating and Governance Committee have engaged a third-party consultant to assist in the design of a CEO Succession Program.

• Our Board and Nominating and Governance Committee reevaluated existing stockholder rights and protective measures and determined that they continue to be in the best interests of our stockholders.

In addition to the changes made in response to our stockholder outreach activities, the Compensation Committee also considered points raised by proxy advisory firms prior to the say-on-pay vote at the 2019 Meeting. In particular, the Compensation Committee took note of a proxy advisory firm’s comments that the target level for operating income for 100% bonus pool funding in 2018 was set below the actual achievement for operating income in 2017. For 2019, the Compensation Committee set the target level of operating income performance to ensure that it was at least as high as actual operating income performance in 2018. Going forward, the Compensation Committee will continue to consider the prior year’s actual performance for operating income, along with other factors described more fully in this proxy statement, when setting target performance levels.

Executive Compensation Philosophy and Core Objectives

The objective of our executive officer compensation program is to encourage management to achieve our financial and strategic objectives; thereby creating value for our stockholders. We remain committed to our longstanding compensation philosophy which incorporates the following principles:

•	Offer competitive compensation. We seek to provide competitive compensation opportunities to attract, retain and incent superior talent.

•
Reward performance. A significant portion of total target compensation for our NEOs is tied to the achievement of financial objectives. We believe that this supports our pay-for-performance philosophy by directly and substantially linking rewards to the achievement of measurable financial targets and a shared set of critical strategic priorities. By also rewarding individual performance, we seek to recognize outstanding individual contributions.

•
Link the interests of our executive officers with those of our stockholders. A significant portion of total target compensation for our NEOs is tied to the achievement of financial and strategic objectives and is in the form of long-term equity-based compensation. This structure is designed to focus decision-making and behavior on goals that are consistent with Align’s overall strategy.

How We Implement and Manage our Executive Compensation Programs
The table below specifies the responsible parties and their respective roles in determining our NEOs' compensation:

Responsible Party	Roles and Responsibilities

Compensation Committee	Sets Align's overall compensation philosophy, which is reviewed and approved by the Board
Reviews and approves our compensation programs; designs and monitors the execution of these programs
Reviews and approves all cash-based compensation arrangements for our executive officers (other than our CEO)
Reviews and recommends to our Board all cash-based compensation arrangements for our CEO

No member of the Compensation Committee is a former or current officer of Align or any of its subsidiaries. No executive officer of Align serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving on Align's Board or Compensation Committee

Consultant to the Compensation Committee (Compensia, Inc. an independent executive compensation consulting firm retained directly by the Compensation Committee to assist it in performing its responsibilities.)

Compensia attends meetings of the Compensation Committee and communicates outside of meetings with its members and management with respect to the design and assessment of compensation packages for our executive officers. In 2019, Compensia provided the services below on behalf of the Committee:

Analyzed whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive within the market relative to our peer companies
Assisted in defining the appropriate peer group of comparable companies
Assisted in the design of our compensation programs for executive officers and Board members, including discussing evolving compensation trends
Reviewed the effectiveness of our compensation programs
Provided advice on stock ownership guidelines for executive officers and directors
Compiled and provided market data to assist in setting our compensation philosophy, plan parameters and measures
Conducted a comprehensive review of Board compensation and provided recommendations to the Compensation Committee and the Board regarding director pay structure
Provided updates on NASDAQ listing standards, Say-on-Pay results, and regulatory developments

In addition, the Compensation Committee conducted a formal review of Compensia’s independence and is satisfied with the qualifications, performance and independence of Compensia. Compensia performed no other work for Align

Executive Officers (Assisted by Company Staff)
Management's role is to advise the Compensation Committee regarding the alignment and weighting of our performance measures under our annual cash incentive awards with our overall strategy, the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executives and the competitiveness of our compensation program. Our CEO plays a significant role in setting the compensation for other NEOs. The CEO conducts performance reviews for the other NEOs and makes recommendations to the Compensation Committee with respect to the other NEOs’ compensation. The Compensation Committee has the discretion to accept, reject, or modify the CEO's recommendations. The CEO leaves the meetings during discussions and deliberations of individual compensation actions affecting him personally. Ultimately all decisions regarding executive officer compensation are made by the Compensation Committee or in the case of CEO cash compensation, the full Board upon the recommendation of the Compensation Committee.

How We Determine Compensation
Competitive Positioning. Within the overall framework of the objectives and principles discussed above, the Compensation Committee exercises its judgment in making executive officer compensation decisions. The Compensation Committee takes into consideration the unique roles played by each executive officer and seeks to individually tailor their compensation to align their pay based on the factors below:

•	market comparison data (peer group data and survey data);

•	subjective elements, such as:

•	the scope of the executive officer’s role;

•	the executive officer’s:

•	experience;

•	qualifications;

•	skills; and

•	performance during the fiscal year (see discussion below on “Role of Individual Performance”);

•	internal equity; and

•	Align’s operational and financial performance.

After reviewing these various competitive positioning factors (none of which is determinative), the Compensation Committee relies upon the judgment of its members to make appropriate adjustments to executive officers’ compensation to meet our corporate objectives.

The Use of Market Comparison Data. In connection with the Compensation Committee’s continuing assessment of the competitiveness of Align’s executive officer pay levels and practices relative to its peers, the Compensation Committee considers compensation data gathered from: (i) a selected peer group of companies, and (ii) published surveys with data from a broader mix of technology and life science companies.

Peer Group

The Compensation Committee reviews Align’s peer group at least annually and makes adjustments to its compositions, taking into account changes in both Align’s business and the businesses of the companies in the peer group. For compensation decisions applicable to fiscal year 2019, the Compensation Committee, with the assistance of Compensia, reviewed and approved a peer group that consists entirely of medical device and technology product companies, which are the industries from which we primarily recruit executive talent. The peer group was chosen based on the following selection criteria:

•	Industry-medical device companies and medical technology companies, which are the industries from which we primarily recruit executive talent;

•
Market Capitalization-companies with a market capitalization between approximately $5.7 billion and $90.6 billion based upon the companies’ trading ranges at the time of selection which approximated 0.25 to 4.0 times Align's market capitalization at that time; and

•
Revenue-companies with revenue between approximately $535.0 million to $4.8 billion based upon the last four quarters of revenue at the time of selection which approximated 0.3 to 3.0 times Align's rolling four quarters of revenues at that time.

Primarily as a result of Align's revenue and market capitalization growth, the following three companies from our 2018 peer group were removed for 2019 as they no longer met the selection criteria: Insulet, NuVasive, and Wright Medical Group. The Compensation Committee elected to retain the other fifteen medical device companies in the 2018 peer group and added five new companies for 2019, each of which satisfied the primary selection criteria detailed above. At the time of the Compensation Committee's assessment in the third quarter of 2018, Align compared to the 2019 peer group as follows:

	Revenue ($B)	Market Capitalization ($B)	Market Capitalization as a Multiple of Revenue
Peer Group 50th Percentile	$2.3	$11.7	6.1x
Align	$1.6	$22.6	14.2x
Percentile Rank	28%	85%	92%

Based on this analysis, the Compensation Committee determined that the following peer group constituted an appropriate comparative reference for determining executive compensation for fiscal year 2019:

ABIOMED	Integra LifeSciences
Agilent Technologies*	Intuitive Surgical
Bio-Techne	Masimo
Dentsply Sirona	Mettler-Toledo*
DexCom	PerkinElmer*
Edwards Lifesciences	Resmed
Globus Medical	Teleflex*
Hologic	The Cooper Companies
IDEXX Labs	Varian Medical Systems
Illumina	Waters*
*    Indicates new additions to the peer group.

Reference Peers

The Committee also considers the compensation data of other companies as reference peers, which are companies identified by management as key business or labor market comparators. The compensation data of these companies is used for informational purposes only and are not used in setting executive officer compensation levels because the financial profiles of these companies are outside the peer group development parameters.

Survey Data

When peer data is not available, the Compensation Committee reviews various pay surveys, including the Radford Technology Survey. In addition, the Compensation Committee may review the data separately to understand pay differences, if any, by industry or business segment and to assess whether any changes in pay data from year to year reflect true market trends.
Role of Competitive Data and the Compensation Committee’s Discretion
The Compensation Committee uses the following percentiles of peer group and survey data as a reference point for assessing appropriate base salary, target total cash compensation and equity compensation for our executive officers:

Element of Compensation	Target Percentile
Base salary	50th percentile
Target total cash compensation	65th to 75thpercentile
Equity compensation	50th to 75thpercentile

While we believe that comparisons to market data are a useful tool, we do not believe it appropriate to establish executive officer compensation levels based solely on a comparison to market data. Due to the variations between companies reporting and the roles for which compensation for these companies is ultimately disclosed, directly comparable information is not available from each peer group company with respect to each of our NEOs. In considering market compensation data, the Compensation Committee recognizes that executives at different companies can play significantly different roles, with different responsibilities and scopes of work, even though they may hold similar titles or nominal positions. The Compensation Committee therefore uses the market data only as a reference point and incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment and other subjective elements described in the competitive positioning factors above. After reviewing these various factors, the Compensation Committee relies upon the judgment of its members to adjust executive officers' compensation below or above these percentile ranges as it deems appropriate.

Role of Company Performance. The Compensation Committee believes that our executive officers should be rewarded based on their success as a team. Consistent with this belief, the achievement of shared financial and critical strategic goals, which we describe below under “Annual Cash Incentive Compensation” is the primary factor in determining the amount of cash incentive payments.

Role of Individual Performance. Although the Compensation Committee believes that the largest portion of each executive officer’s total target compensation should be based on the success of our executive officers as a team and thus based on achievement of shared financial and critical strategic goals, it also believes that there should be some ability to reward individual contributions. To evaluate individual performance, annual individual goals are set for our executive officers. These include shared financial and strategic objectives as well as objectives that are directly related to each executive officer’s specific business function. Except with respect to his own performance, this assessment is based on our CEO’s recommendation to the Compensation Committee on how well an executive officer performed her or his job, and such assessment is largely (although not exclusively) qualitative, not quantitative, in nature. There is no specific weight given to any one individual goal or objective. This subjective evaluation of the impact of the individual contributions on actual compensation is not a formula based process resulting in a quantifiable amount of impact, but rather involves the exercise of discretion and judgment. This enables the Compensation Committee to differentiate among executive officers and emphasize the link between personal performance and compensation.

The Use of Tally Sheets. The Compensation Committee uses tally sheets to understand the total annual compensation of the executive officers and to provide perspective on wealth accumulation from our compensation programs. Compensation previously paid to the executive officers, including amounts realized under prior equity-based compensation awards, did not affect the Compensation Committee’s compensation decisions for 2019. The Compensation Committee believes that compensation should reflect an executive officer’s performance and the market value of her or his services and does not want to create a disincentive for exceptional performance.
The Principal Components of Compensation of our Executive Officers
The principal components of each executive officer’s target total compensation package are:

•	base salary;

•	annual cash incentive awards; and

•	long-term equity-based incentive grants.

In determining the mix of compensation among these elements, the Compensation Committee does not assign specific ratios. The Compensation Committee, however, typically structures executive officer compensation so that a significant portion of the target total direct compensation is "at-risk" or performance-based, with the actual value realized subject to the achievement of short-term or long-term corporate and financial performance goals. In 2019, approximately 65% of our CEO's target total direct compensation was structured as "at-risk" performance-based. The "at-risk" performance-based compensation of our other NEOs (excluding Mr. Pudipeddi who commenced his employment with Align in 2019 and was not awarded performance based MSUs), was approximately 59% of their target total direct compensation. By linking a significant portion of our executive officers' compensation to performance, the Compensation Committee emphasized incentive-based variable pay, which is consistent with our pay-for-performance philosophy and creates a strong alignment with long-term stockholder value. In reviewing the equity portfolio for our NEOs for 2019 annual focal awards, the Compensation Committee determined that a mix of 67% MSUs and 33% RSUs closely aligned all of our NEOs' compensation with the interests of our stockholders. In connection with the hiring of Mr. Pudipeddi, the Compensation Committee determined that an initial equity award comprised solely of RSUs was appropriate.

* Target Total Direct Compensation reflects annual base salary, annual cash incentive opportunity and the grant date fair value of equity awards. NEO chart excludes Mr. Pudipeddi.

Base Salary

Base salary is intended to provide a fixed, baseline level of compensation that is not contingent upon Align’s performance. Consistent with our pay-for-performance philosophy, base salaries generally represent a modest proportion of the total compensation opportunity for our executive officers. In January 2019, the Compensation Committee reviewed the base salaries of our NEOs (other than Mr. Pudipeddi), comparing these salaries to the base salary levels at the companies in our peer group, as well as considering the roles and responsibilities and potential performance of the NEOs and their positioning for other elements of their compensation. After this review, the Compensation Committee made the adjustments to base salary set forth in the table below.

Name	2018 Base Salary	2019 Base Salary	Percentage Increase over 2018
Joseph M. Hogan	$1,075,000	$1,130,000	5.1%
John F. Morici	$460,000	$500,000	8.7%
Julie Tay	$460,000	$495,000	7.6%
Emory M. Wright	$440,000	$465,000	5.7%
Raj Pudipeddi	N/A	$465,000	N/A
Roger George	$427,000	$440,000	3.0%

Other than Mr. Pudipeddi, whose employment commenced in February 2019, the base salary of each NEO reflects the significant growth of Align and each NEO’s achievement of their individual goals. In the case of Mr. Hogan, his base salary reflects his position as our most senior executive officer, his vigorous leadership since joining Align as our CEO, our strong performance during his tenure, and recognition of the salary that someone with his proven ability and track record could command in the competitive market. Mr. Pudipeddi's base salary was determined based on the criteria previously mentioned as well as negotiations with him leading to the acceptance of our offer of employment in February 2019.

Annual Cash Incentive Compensation

Annual Cash Incentive Plan. Align uses a cash incentive compensation plan to reward our NEOs for achieving and surpassing pre-established financial goals. All of our NEOs participated in the executive officer bonus plan. In December 2018, the Compensation Committee conducted a review of our Annual Cash Incentive Award plan. Based on this review, the Compensation Committee determined that the pool of funds available to pay out awards to our executive officers is based on the extent to which Align meets or exceeds predetermined goals under selected financial metrics. The Compensation Committee selected two financial metrics, weighted as identified below, for purposes of funding the overall pool:

•Revenue - 60%
•Operating Income - 40%
Considered in the aggregate for 2019, these metrics are strong indicators of our overall performance and our ability to create stockholder value. These measures were balanced among propelling growth while encouraging efficiency and are aligned with our business strategies. In determining actual bonuses to be awarded to each individual NEO, bonus amounts will be adjusted upward or downward based on an executive officer's overall performance and her or his contribution to the achievement of our performance goals.
Target Bonus Percentage. The target award opportunity is the amount of cash incentive compensation that our NEOs could expect to earn if Align’s financial and strategic performance goals for the year are achieved. The incentive targets of the NEOs were set by the Compensation Committee based on the scope and significance of their roles as the leaders of Align, with the CEO receiving the highest target due to his greater responsibilities. The target awards as a percent of base salary for each executive officer (other than our CEO) was 70% of base salary in 2019, an increase of 5% over 2018 for all except Mr. Pudipeddi whose employment did not commence until February 2019. Mr. Hogan's 2019 target award opportunity remained unchanged at 150% of his base salary. In order to appropriately encourage and reward a range of acceptable performance and contributions in fiscal year 2019, our awards were structured so that the actual payout to an executive officer could be as low as 0% of target or up to a maximum award of 240% of target.

Individual Factor. The Individual Factor reflects each executive officer’s individual performance and is based on the recommendation of the CEO and other facts and information as determined at the Compensation Committee’s discretion. There is no specific weight given to any one individual goal or performance criterion. The Compensation Committee considers each executive officer’s performance in light of that individual’s achievement of her or his individual goals. The assessment is based on our CEO and Compensation Committee’s determinations regarding how well the executive officer performed her or his job, and such assessment is qualitative, not quantitative, in nature. The CEO does not provide input to the Compensation Committee on his own performance. Individual performance that meets expectations yields a 100% multiplier.

Company Multiplier. The Company Multiplier is the same for all executive officers. The Company Multiplier is determined based on pre-established goals under selected financial targets. The Compensation Committee reviewed the structure of the executive officer bonus plan and selected two financial metrics that focused on (1) growth and (2) profitability for purposes of funding the overall pool. Management typically recommends the performance targets for bonus pool funding based on our annual operating plan as well as reference to historical performance and revenue and operating profit growth rates at select comparable dental and medical device companies, but the targets are ultimately approved by the Compensation Committee and reviewed by the Board. For 2019, the Compensation Committee approved 100% bonus pool funding based on revenue of $2,245.0 million and operating income of $475.0 million or 21.2% of revenues.
The following table shows the performance metrics used in 2019 and our level of performance with respect to these metrics:

Measure/Weight/ Calculates	Why do we use this measure?	Target (in millions)	Achievement (in millions) (1)	Level of Achievement vs Target	Impact on Company Multiplier
Revenues (1) (2) (60%)	Improvement in this measure aligns with our overall growth strategy	$2,245	$2,407	107.2%	120%
Operating income (1) (2) (40%)	Directly links incentive payments to company profitability and provides incentives to our employees (including our executives) to share in our profitability. Because profitability encompasses both revenue and expense management, the Compensation Committee believes this measure encourages a balanced, holistic approach by our executives to manage our business. The Compensation Committee considers operating profit before taxes because our executives cannot predict or directly affect our taxes or our tax rate.	$475	$542	114.2%	70%
COMPANY MULTIPLIER:					190%

(1)	The target performance and the level of performance at which the funding for that particular financial performance measure will be capped as follows:

•
A rating of zero if achievement is below 90% of target. Company performance below target automatically reduces only the payout related to that goal, not the other goals, as we want executive officers to have the same incentive to achieve other financial goals as well as their individual performance goals even if our performance tracks below the target during the course of the year;

•	A rating ranging from 90% to 100% if achievement meets or exceeds the minimum performance level but does not achieve the target performance level; and

•
A rating of 101% and above if achievement exceeds the target performance level. Each individual financial metric is uncapped; however, once the Company Multiplier reaches 240% in the aggregate, the bonus pool is fully funded. Therefore, in the aggregate, the bonus pool for our executive officers will not exceed 240% funding.

(2)	The Compensation Committee has the discretion to exclude the following items from Revenues and Operating Income:

(a)	significant and/or extraordinary items that are not indicative of our core operating performance that are separately stated on our financial statements;

(b)	items identified as non-GAAP in Align’s quarterly earnings announcements; and

(c)	other discrete items as necessary that may result in unintended gain or loss under the bonus plan.
The Compensation Committee believes that the items listed in (a) through (c) above are not indicative of our core operating performance. No adjustments were made to our 2019 bonus plan results.

The Compensation Committee believes that the performance objectives established for the financial measures represent meaningful improvements for the organization and, therefore, are reasonably difficult to attain which is in line with our pay-for-performance philosophy. Finally, the Compensation Committee reserves the right to apply judgment in the final determination of cash incentive awards and can adjust actual results (up or down) to reflect the impact of certain extraordinary items or events to more accurately reflect the overall performance of the management team.

In addition, the Board retains authority to pay additional discretionary bonuses outside the executive officer bonus plan if warranted by performance not measured under the plan. In 2019, the Compensation Committee did not authorize any such discretionary bonus payments to our NEOs.

Awards to the NEOs. The Compensation Committee awarded the cash incentive awards set forth below to the NEOs for 2019 performance. The amounts payable to the NEOs for the 2019 cash incentive awards were confirmed by the Compensation Committee after review of our annual results on January 28, 2020 and the payments were made to the NEOs in accordance with our normal payroll practices on February 7, 2020. These awards are also set forth in the Summary Compensation Table on page 46 under the heading “Non-Equity Incentive Plan Compensation.” Consistent with our philosophy of linking pay to performance, our NEOs received payouts ranging from 190% of target for Messrs. Hogan, Wright and Pudipeddi to 199% of target for Mr. Morici.

Name	Target Incentive Award (as % of Base Salary)	Target Incentive Award	Company Multiplier	Individual Multiplier	Actual Incentive Award	Actual Award as % of Target
Joseph M. Hogan	150%	$1,695,000	190%	100%	$3,220,500	190%
John F. Morici	70%	350,000	190%	105%	698,000	199%
Julie Tay	70%	346,500	190%	100%	661,967	191%
Emory M. Wright	70%	325,500	190%	100%	618,000	190%
Raj Pudipeddi	70%	325,500	190%	100%	618,000	190%
Roger George (1)	70%	308,000	-	-	—	—%
(1)    Mr. George retired prior to the end of fiscal year 2019 and did not receive any payments under our cash incentive program.
Long-Term, Equity-Based Incentive Awards

We use equity compensation to align our NEOs' interests with those of our stockholders and to attract and retain high-caliber executive officers through recognition of anticipated future performance. We determine appropriate grant amounts, if any, by reviewing competitive market data, individual performance assessments and business objectives with the Compensation Committee at least annually.

Award Type	Rationale for 2019 Portfolio
Why RSUs?
We believe RSUs reward retention (even in the event of a decline in Align’s share price) and provide an incentive to grow the value of Align’s stock. In addition, RSUs enable our executive officers to accumulate stock ownership in Align.

Why MSUs?
We believe MSUs provide a vehicle that has more consistent value delivery compared to stock options which also aligns the long-term interests of our executive officers and stockholders by rewarding executive officers for Align’s performance measured in relation to other companies over a specified period. The actual number of shares of our common stock issuable under MSUs varies based on over-or under-performance of Align’s stock price compared to the NASDAQ Composite Index during the three-year performance period. If Align under-performs the NASDAQ Composite Index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100%, at a rate of three to one (three-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if Align underperforms the NASDAQ Composite by approximately 42 percentage points. If Align outperforms the NASDAQ Composite Index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of three to one (three-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 250%. This means that if Align outperforms the NASDAQ Composite by 42 percentage points, the maximum number of shares that will vest is 250% of the award amount. For example, if the NASDAQ Composite index increased by 10% over the performance period and our stock price increased by 30% over the performance period, then the number of shares issuable under the MSUs would be 160% of target or (130%-110%)*3=160%.

Award Type	Vesting Detail
RSUs	Typically vests over four-year with 25% vesting annually
MSUs	Three-year performance period with vesting at the end of year three

Awards in 2019. In 2018, our Compensation Committee reviewed our MSU program design and concluded that the program design was generally aligned with market. Consistent with our ongoing efforts to align pay for performance, we continue to emphasize equity awards granted to our executive officers that are tied directly to performance measured in relation to other companies over a specified period. For awards made in 2019, the Compensation Committee set the percentage of "performance-based" equity awards granted to our executive officers other than Mr. Pudipeddi at 67%. The Compensation Committee calculated the target values for equity awards to achieve this desired mix using a look back price that was based on the 30-trading day average closing price of our common stock for the period ending February 15, 2019. Based on this price per share, the total desired number of targeted shares was determined, then split between time-based RSUs (33%) and performance-based market stock units (67%). (In connection with the hiring of Mr. Pudipeddi, the Compensation Committee determined that an equity award comprised solely of RSUs was appropriate, particularly considering his employment commenced after the beginning of the 2019 performance period).

The table below sets forth the target value and number of equity awarded to the NEOs in fiscal 2019:

Name	Target Value (RSUs)	RSU (Shares)	Target Value (MSUs) (1)	Target MSUs (1) (Shares)
Joseph M. Hogan	$3,400,000	13,395	$6,799,000	26,789
John F. Morici	680,000	2,679	1,360,000	5,358
Julie Tay	604,000	2,381	1,209,000	4,763
Emory M. Wright	604,000	2,381	1,209,000	4,763
Raj Pudipeddi	2,352,000	8,930	—	—
Roger George	433,333	1,935	866,667	3,870

(1)
The number of MSUs set forth in this column represents the Target Shares; however, the actual number of MSUs that may be earned, if any, is determined based on the formula set forth in the MSU Agreement up to a maximum of 250% of the amount of the Target Shares.

Severance and Change of Control Arrangements
Employment Agreements. Other than Mr. George who retired in 2019 and is no longer employed by us, each NEO is eligible to receive benefits under certain conditions in accordance with their respective employment agreement. Each such agreement provides for benefits to the executive officer upon:

•	a change of control; and

•	termination without cause or for convenience.

In adopting the change of control provisions in these agreements, the Compensation Committee’s primary objective was to ensure that our executive officers have sufficient security such that they are not biased against selling Align in the event a stockholder favorable merger and acquisition transaction is presented to Align. If Align were to pursue a change of control transaction beneficial to Align stockholders, the Compensation Committee believes that our executive officers’ active support of the transaction through closing would be critical to ensuring the success of such a transaction.

Change of Control Only. Though the cash severance amounts payable to Messrs. Hogan and Wright and Ms. Tay in connection with a change of control are subject to a “double trigger” (meaning to get paid out the cash portion of their change of control arrangement, first there has to be a change of control and then the executive officer must be terminated without cause or for convenience within a specified period of time of such change of control), the Compensation Committee adopted a “single trigger” for these executive officers whereby the vesting of equity awards is accelerated by one year immediately upon a change of control.

With respect to Messrs. Morici and Pudipeddi (as well as any other executive officer who joins Align or is promoted to an executive officer position after September 2016), the Compensation Committee eliminated all single trigger severance and equity acceleration provisions. Rather, severance payments and equity acceleration for the foregoing executive officers, are subject to "double trigger" arrangements that require both a change in control plus a qualifying termination event before any cash payments are paid or any equity acceleration occurs.

Termination Following a Change of Control. In the event either Messrs. Hogan and Wright and Ms. Tay are terminated without cause or for convenience within 12 months of a change in control (18 months in the case of Mr. Hogan) (“double trigger”), 100% of all remaining unvested equity awards are accelerated and a cash severance payment is made. Messrs. Morici and Pudipeddi (as well as any executive officer who joins Align or is promoted to an executive officer position after September 2016) receives a cash severance payment and 100% of her or his unvested equity awards will accelerate in the event she or he is terminated without cause or for convenience within 18 months of the change of control (“double trigger” for both cash payment and equity acceleration).

Termination Unrelated to a Change of Control. For termination without cause or for convenience unrelated to a change of control, the vesting of equity awards held by Ms. Tay and Mr. Wright, is immediately accelerated by one year and a cash severance payment will be made. Messrs. Hogan, Morici and Pudipeddi (as well as any executive officer who joins Align or is promoted to an executive officer position after September 2016), receive only a cash severance payment (no equity acceleration) if terminated without cause or for convenience unrelated to a change of control.

Death or Disability. In the event Mr. Hogan's employment terminates as a result of his death or disability, Mr. Hogan will immediately vest in 100% of all outstanding equity awards.

The cash severance benefits are intended to provide consideration for the executive officer’s service to Align and expected length of time until subsequent employment is secured. The severance provisions also assist in recruiting executive officers given that executive officer roles tend to carry higher risks. The amounts that each of our current NEOs would have been entitled to if one of the termination or change of control events mentioned above occurred on December 31, 2019 are set forth in “Potential Payment Upon Termination or Change of Control” below.

Other Compensation Arrangements

Welfare and Other Employee Benefits. We maintain a tax-qualified Section 401(k) retirement plan and a company match for all U.S. employees, including our executive officers.

In addition, we provide health and welfare benefits to our executive officers on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death, basic life insurance coverage, and our employee stock purchase plan. We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits. Executive officers are reimbursed for travel by a non-employee companion (e.g., spouse) to customer events and certain other company events where it is appropriate and in the interest of Align for the executive officer to have a companion join her or him. See "Summary Compensation Table" below for more information concerning these perquisites. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of her or his duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017, generally disallows a deduction for federal tax purposes to any publicly traded corporation for any remuneration in excess of $1,000,000 paid in any taxable year to its CEO, CFO and up to three other executive officers who are among our five most highly compensated executive officers. Prior to amendment, qualifying “performance-based compensation” was not subject to the deduction limitation if specified requirements were met. Under the Tax Cuts and Jobs Act, the performance-based exception has been repealed with respect to federal income taxes. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to compensation provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date. While we consider the deductibility of awards in determining executive compensation, we also reserve the Compensation Committee’s flexibility to provide one or more covered executive officers with the opportunity to earn compensation that is nondeductible under Section 162(m) when the Compensation Committee believes that such compensation is appropriate to attract and retain executive talent.

COMPENSATION COMMITTEE OF THE BOARD REPORT
The following is the report of the Compensation Committee of the Board with respect to the year ended December 31, 2019. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE
George J. Morrow, Chair
Andrea L. Saia
Greg J. Santora

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR ENDED DECEMBER 31, 2019
The following Summary Compensation Table sets forth certain information regarding the compensation of (i) our President and Chief Executive Officer, (ii) our Chief Financial Officer, (iii) our three next most highly compensated executive officers during fiscal 2019, and (iv) as required by SEC rules, one former executive officer who was no longer employed as of the end of fiscal year 2019 but who would have been deemed to be one of the top five most highly compensated executive officers in fiscal year 2019 had he still been serving as an executive officer as of December 31, 2019. Information is provided for 2018 and 2017 for each NEO who was also a NEO during those years.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Joseph M. Hogan, President and Chief Executive Officer	2019	1,125,769	—	13,901,609	3,220,500	21,261	18,269,139
	2018	1,069,231	—	36,778,283	3,870,000	40,824	41,758,338
	2017	998,077	—	7,118,945	3,600,000	27,025	11,744,047

John F. Morici, Chief Financial Officer and Senior Vice President, Global Finance	2019	496,923	—	2,780,400	698,000	9,502	3,984,825
	2018	457,539	—	2,170,410	718,000	9,234	3,355,183
	2017	425,846	—	2,742,889	616,320	39,904	3,824,959

Julie Tay, Senior Vice President and Managing Director, Asia Pacific	2019	501,891	—	2,471,513	661,967	43,172	3,678,543

Emory M. Wright, Senior Vice President, Global Operations	2019	463,077	—	2,471,513	618,000	9,425	3,562,015
	2018	438,462	—	2,013,795	686,000	9,191	3,147,448
	2017	418,077	—	1,555,085	604,800	9,632	2,587,594

Raj Pudipeddi Senior Vice President and Chief Product, Innovation & Marketing Officer	2019	402,404	10,000	2,351,716	618,000	98,648	3,480,768

Roger George, Former Senior Vice President, Chief Legal and Regulatory Officer (3)	2019	303,615	—	2,518,453	—	5,407,565	8,229,633

(1)	Amounts reflect a one-time signing bonus for Mr. Pudipeddi.

(2)
The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in Note 1 - Summary of Significant Accounting Policies, Stock-Based Compensation and Note 11 - Stockholders' Equity (collectively, "Notes 1 and 11") to our audited financial statements for the year ended December 31, 2019 included in Align’s Annual Report on Form 10-K filed with the SEC on February 28, 2020. This same method was used for the years ended December 31, 2018 and 2017.

The grant date fair value of the MSU awards reflected in the Stock Awards column and the tables below is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost we expect to recognize over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718. Refer to Notes 1 and 11 for the assumptions used to value the RSU and MSU awards. The amounts shown in the Stock Awards Column and the tables below exclude the impact of estimated forfeitures and there can be no assurance that the grant date fair value amounts will ever be realized.

Name	Fiscal Year 2019 RSUs	Fiscal Year 2019 MSUs
Joe Hogan	$3,399,517	$10,502,092
John Morici	679,903	2,100,497
Julie Tay	604,274	1,867,239
Emory Wright	604,274	1,867,239
Raj Pudipeddi	2,351,716	—
Roger George	491,084	1,517,156

Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the MSU awards at the grant date is as follows:

Name	Value of Fiscal Year 2019 MSUs Assuming Maximum Performance
Joe Hogan	$16,996,951
John Morici	3,399,517
Julie Tay	3,022,004
Emory Wright	3,022,004
Raj Pudipeddi	—
Roger George	2,455,418

(3)
Mr. George's 17-year tenure with Align, most recently as our Senior Vice President, Chief Legal and Regulatory Officer, ended on May 20, 2019. He remained an employee of the Company until September 1, 2019 (the "Termination Date"). In connection with his departure, Align and Mr. George entered into a Separation and Release Agreement that provided Mr. George would receive certain benefits in accordance with his Employment Agreement, including (i) a payment of $44,483, (ii) 18 months of his base salary ($660,000), (iii) a bonus the greater of his 2019 target bonus or actual 2018 bonus ($750,000), (iv) 150% of his target bonus for fiscal year 2019 ($308,016), (v) $50,769 accrued unpaid vacation, and (vi) 18 months acceleration of vesting of his outstanding equity awards resulting in a estimated realized gain of $3,584,928. Each of the foregoing amounts is included in “All Other Compensation” in the table above and the "All Other Compensation" table below. In addition, in connection with the acceleration of Mr. George's outstanding equity awards, Align incurred a stock based compensation modification expense of $510,164, which amount has been included in the "Stock Awards" column in the table above.

Total Compensation. Mr. Hogan's significant decrease in total compensation in 2019 compared to 2018 was primarily due to the fact that he received a one-time 100% performance based MSU award with a grant date fair value of approximately $27.6 million in 2018, which was not repeated in 2019. Total compensation as reported in the Summary Compensation Table increased for Messrs. Morici and Wright primarily due to increases in the grant date fair value of their equity awards and base salaries in 2019 compared to 2018, offset by lesser cash incentive compensation.
For additional information regarding the amounts included in the Summary Compensation Table, see “Compensation Discussion and Analysis” above.
Stock Awards. Stock awards include time-based RSUs that typically vest over a four-year vesting period, as well as MSUs which are earned based on a comparison of Align’s stock price performance to the NASDAQ Composite index over a three-year performance period and vest at the end of the third year.
Non-Equity Incentive Plan Compensation. The amounts shown in this column represent employee annual incentive award payments and are reported for the year in which they were earned, though they were paid in the following year. The material terms of the performance payment plan are described under “Compensation Discussion and Analysis – Annual Cash Incentive (Bonus) Compensation” above.
All Other Compensation. The amounts shown in this column and detailed in the table below represent the aggregate dollar amount for each NEO for Align's 401(k) matching program (retirement plan in the case of Ms. Tay), life insurance and accidental death and dismemberment premiums as well as employee discount programs for our products which are available to all employees, including our NEOs and airfare for a travel companion to certain corporate events.
For Mr. Pudipeddi, who was asked to relocate upon commencement of his employment in February 2019, the amounts in the All Other Compensation column also include relocation expenses and cash compensation to make the foregoing relocation expenses tax neutral.

For Mr. George, the amount also includes severance and other compensation described in footnote 2 to the Summary Compensation Table above and the narrative below.

Name	Dollar Value of Life Insurance Premiums	Matching contributions under Align’s 401(k) Plan (or retirement plan)	Relocation, Expenses	Employment Relocation Tax Neutral Compensation	Airfare for travel companion	Employee Discount Program	Severance and other Post-Employment Compensation (1)
Mr. Hogan	$1,296	$8,400	$—	$—	$11,565	$—	$—
Mr. Morici	$1,102	$8,400	$—	$—	$—	$—	$—
Ms. Tay	$—	$12,882	$—	$—	$—	$371	$—
Mr. Wright	$1,025	$8,400	$—	$—	$—	$—	$—
Mr. Pudipeddi	$1,024	$8,400	$60,944	$27,317	$—	$963	$—
Mr. George (1)	$969	$8,400	$—	$—	$—	$—	$5,407,565
(1) For Mr. George, this amount includes the severance described in footnote 3 above of (i) cash severance of $1,813,268 (including $50,769 of accrued unpaid vacation) and, (ii) the estimated realized value for accelerated equity as of the Termination date of $3,584,928.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED 2019
The following table shows all plan-based awards granted to the NEOs during 2019 including:

•	cash amounts that could have been received in 2019 by our NEOs under the terms of our performance-based cash incentive plan (CIP); and

•	time-vested RSUs and performance-based MSUs awards granted by the Compensation Committee to our NEOs in 2019 reflected on an individual grant basis.
2019 Grants of Plan-Based Awards

	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Non-equity Incentive	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair value of Awards ($)
Name				Target ($)	Maximum ($)	Target (#)	Maximum (#)
Joseph M. Hogan	CIP			1,695,000	4,068,000
	RSU	2/20/2019	1/30/2019					13,395	3,399,517
	MSU	2/20/2019	1/30/2019			26,789	66,972		10,502,092
John F. Morici	CIP			350,000	840,000
	RSU	2/20/2019	1/30/2019					2,679	679,903
	MSU	2/20/2019	1/30/2019			5,358	13,395		2,100,497
Julie Tay	CIP			346,500	831,600
	RSU	2/20/2019	1/30/2019					2,381	604,274
	MSU	2/20/2019	1/30/2019			4,763	11,907		1,867,239
Emory M. Wright	CIP			325,500	781,200
	RSU	2/20/2019	1/30/2019					2,381	604,274
	MSU	2/20/2019	1/30/2019			4,763	11,907		1,867,239
Raj Pudipeddi	CIP			325,500	781,200
	RSU	3/1/2019	2/24/2019					8,930	2,351,716
Roger George	CIP			308,000	739,200
	RSU	2/20/2019	1/30/2019					1,935	587,534
	MSU	2/20/2019	1/30/2019			3,870	9,675		1,517,156
Approval Date. For each NEO equity grant other than that of Mr. Pudipeddi, the Compensation Committee met on January 30, 2019 to finalize the grant of annual equity awards. Upon approval of the RSU and MSU awards, the Compensation Committee determined that the actual date of grant would be February 20, 2019. This grant date was chosen in order to allow sufficient time for the CEO to notify each NEO and other members of the management team of the grant. For Mr. Pudipeddi, whose employment commenced on February 11, 2019, the Compensation Committee approved his new hire grant on February 24, 2019.
Estimated Future Payouts under Non-Equity Incentive Plan Awards. The amounts shown under this column represent the possible dollar payouts the NEOs could have earned for 2019 at target. For 2019, the target cash incentive award for each NEO (other than the CEO) was 70% of his base salary. For our CEO, the target cash incentive award was 150% of his base salary.
For a description of the performance objectives applicable to the receipt of these payments, see “Compensation Discussion and Analysis –Annual Cash Incentive Awards.” The actual amount paid to each NEO for 2019 performance is set forth in the Summary Compensation Table above in the column “Non-Equity Incentive Plan Compensation.”

•
Threshold. There is no threshold performance level. Rather, Align's financial performance below a specific target automatically reduces only the payout related to that specific goal, not the other goals, because we want our executive officers to have the same incentive to achieve strategic priorities as well as their individual performance goals even if our financial performance tracks below the target during the course of the year.

•	Target. The target amounts assume a corporate performance percentage of 100% and that the NEO received 100% of her or his target.

•	Maximum. The maximum amount any executive officer can receive is capped at 240% of their target award opportunity.
Estimated Future Payouts under Equity Incentive Plan Awards:

•
Focal Awards Granted February 2019. The amounts shown for MSU awards granted in February 2019 represent potential share payouts with respect to MSUs. Each MSU vests over a three-year performance period, with 100% vesting as of February 2022. The actual number of MSUs eligible to vest will be determined based on a comparison of Align’s stock price performance relative to the performance of the NASDAQ Composite index over the three-year performance period, up to a maximum of 250% of the number of target shares. If Align under-performs the NASDAQ Composite index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100% at a rate of three to one (three-percentage-point reduction in units for each percentage point of under-performance), with a minimum percentage of 0%. This means that no shares will vest if Align underperforms the NASDAQ Composite index by approximately 33%. If Align outperforms the NASDAQ Composite index, the percentage at which the MSUs convert to shares will be increased from 100%, at a rate of three to one (three-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 250%. This means that if Align outperforms the NASDAQ Composite index by approximately 33%, the maximum number of shares that will vest is 250% of the award amount.

•
Stock Awards. Stock awards represent grants of RSUs under our 2005 Incentive Plan. Since RSUs are taxable to each NEO when they vest, the number of shares we issue to each NEO will be net of applicable withholding taxes which will be paid by Align on behalf of each NEO. The RSUs will result in payment to the NEO only if the vesting criteria is met and the NEO then sells the stock that has vested. Each RSU granted to our NEOs vests over a four-year period with 25% of the shares subject to vesting each anniversary of the date of grant, with full vesting in four years.

Grant Date Fair Value. The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of RSUs and MSUs, excluding the effect of estimated forfeitures. Assumptions used in the calculations of MSUs amounts are included in Notes 1 and 11 to our audited financial statements for the year ended December 31, 2019 included in Align’s Annual Report on Form 10-K filed with the SEC on February 28, 2020. There can be no assurance that the grant date fair value amounts will ever be realized. The RSUs are time based awards and are not subject to performance conditions. Amounts for MSUs represent the estimate of the aggregate compensation cost to be recognized over the three-year performance period determined as of the grant date. For MSU awards granted in February 2019, the actual number of shares that will be paid out will depend on Align’s stock price performance relative to the performance of the NASDAQ Composite index over the three-year performance period, up to a maximum of 250% of the number of target shares. In addition, in connection with Mr. George's severance agreement more fully discussed in the Summary Compensation Table above, the vesting of his February 2019 equity awards was accelerated by 18 months. As a result, Align incurred an aggregate stock based compensation modification expense of $96,450, which amount has been included in the "Grant Date Fair Value of Awards" column in the table above.

Timing of Equity Grants. The Compensation Committee, in consultation with management, our independent auditors and legal counsel, has adopted the following practices on equity compensation awards:

•
Align does not plan to time, nor has it timed, the release of material non-public information for the purpose of affecting the exercise price of its stock options should we decide to grant stock options again in the future;

•
Consistent with the policy described in the bullet point above, all awards of equity compensation for new employees (other than new executive officers) are made on the first day of the month for those employees who started during the period between the 16th day of the month that is two months prior to the grant date and the 15th day of the month prior to the month of the grant date. For example, May 1, 2019 grants will cover new hires starting between March 16, 2019 and April 15, 2019; and

•
Annual incentive grants are made on or about the same day for all employees (including executive officers); in each of 2019, 2018, and 2017 such date was February 20. The Compensation Committee sets the actual grant date approximately one week following approval of the size of each grant in order to provide Align with adequate time to inform each employee individually of their grant.

OUTSTANDING EQUITY AWARDS AT FISCAL 2019 YEAR END
The following table sets forth information regarding outstanding equity awards as of December 31, 2019 for each NEO. All vesting is contingent upon continued employment with Align. Market values and payout values in this table are calculated based on the closing market price of our common stock of $279.04 per share, as reported on the NASDAQ Global Market on December 31, 2019, which was the last trading day of the year.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	F o o t n o t e	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	F o o t n o t e	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph M. Hogan	7,500	(1)	2,092,800
	12,500	(2)	3,488,000
	7,200	(3)	2,009,088
	13,395	(4)	3,737,741
				38,000	(5)	10,603,520
				19,200	(6)	5,357,568
				43,100	(7)	12,026,624
				26,789	(8)	7,475,203

John F. Morici	4,708	(9)	1,313,720
	3,500	(2)	976,640
	3,146	(10)	877,860
	1,725	(3)	481,344
	2,679	(4)	747,548
				7,000	(5)	1,953,280
				4,500	(6)	1,255,680
				5,358	(8)	1,495,096

Julie Tay	2,250	(1)	627,840
	3,100	(2)	865,024
	1,350	(3)	376,704
	2,381	(4)	664,394
				6,200	(5)	1,730,048
				3,700	(6)	1,032,448
				4,763	(8)	1,329,068

Emory M. Wright	2,500	(1)	697,600
	3,500	(2)	976,640
	1,575	(3)	439,488
	2,381	(4)	664,394
				7,000	(5)	1,953,280
				4,200	(6)	1,171,968
				4,763	(8)	1,329,068

Raj Pudipeddi	8,930	(11)	2,491,827

(1)
RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2017, February 20, 2018, February 20, 2019 and February 20, 2020.

(2)
RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2018, February 20, 2019, February 20, 2020, and February 20, 2021.

(3)
RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2019, February 20, 2020, February 20, 2021, and February 20, 2022.

(4)
RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on February 20, 2020, February 20, 2021, February 20, 2022, and February 20, 2023.

(5)	MSUs vest 100% on February 20, 2020.

(6)	MSUs vest 100% on February 20, 2021.

(7)	MSUs vest 100% on June 2021.

(8)	MSUs vest 100% on February 20, 2022.

(9)
RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on November 20, 2017, November 20, 2018, November 20, 2019, and November 20, 2020.

(10)
RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on September 20, 2018, September 20, 2019, September 20, 2020, and September 20, 2021.

(11)
RSUs vest at a rate of 25% of the total number of shares on the first year, second year, third year and fourth year anniversary of the date of grant for vesting on March 20, 2020, March 20, 2021, March 20, 2022 and March 20, 2023

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED 2019
The following table provides information concerning the vesting of Stock Awards for each NEO during the fiscal year ended December 31, 2019:

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Joseph M. Hogan	85,150	$21,610,219
John F. Morici	8,607	$2,149,127
Julie Tay	19,230	$4,880,382
Emory M. Wright	21,900	$5,558,001
Raj Pudipeddi	—	$—
Roger George	40,953	$9,009,689

(1)
For each NEO, such number of shares represents the gross number of shares acquired by the NEO on the vesting date; however, because RSUs and MSUs are taxable to the individuals when they vest, the number of shares we issue to each of our NEOs is net of applicable withholding taxes which are paid by us on their behalf.

(2)
The value realized on vesting equals the closing price per share of our common stock as reported on the NASDAQ Global Market on the vesting date multiplied by the gross number of shares acquired on vesting as described above in note 1.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL
Each of the tables in this section describes the potential payments upon termination or a change of control for our NEOs. All amounts are estimated based on an assumed triggering date of December 31, 2019 and the closing sale price of our common stock of $279.04, on the NASDAQ Global Market on December 31, 2019, which was the last trading day of the year.
Mr. Hogan
Mr. Hogan serves as our President and CEO pursuant to an employment agreement entered into on April 16, 2015. The employment agreement provides that Mr. Hogan is entitled to an annual target bonus of 150% of his base salary based upon the attainment of performance objectives agreed upon in each fiscal year and established by the Board.
The following table describes the potential payments upon termination or a change of control for Mr. Hogan:

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only	Death or Disability
Joseph M. Hogan	Severance Payment	$7,825,000	$7,825,000	$—	$—
	RSUs	$—	$11,327,629	$5,440,931	$11,327,629
	MSUs	$—	$89,368,838	$52,318,277	$89,368,838
	Health and Welfare Benefits	$1,485	$1,485	$—	$—
	Total	$7,826,485	$108,522,952	$57,759,208	$100,696,467
Termination Unrelated to a Change of Control. A termination unrelated to a change of control is a termination that occurs either before or 18 months after the change of control date. In the event Mr. Hogan is terminated other than for cause, death or disability or he resigns for good reason, Mr. Hogan is entitled to a payment (payable in a lump sum) equal to:

(1)	twice his then current annual base salary;

(2)	the then current year’s target bonus, prorated for the number of days Mr. Hogan has been employed during the year; and

(3)	the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.
Mr. Hogan's employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Hogan commences new employment.
Change of Control Only. In the event of a change of control, Mr. Hogan will immediately vest in an additional number of shares under all outstanding RSU awards as if he had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:

•
the performance period shall be deemed to end upon the closing of the change of control in order to determine Align’s stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that Align has over or underperformed the NASDAQ Composite index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of overperformance) (the “Performance Multiplier”); and

•	Align’s stock price performance will be based on the per share value of Align’s common stock paid to its stockholders in connection with the change of control.
On the date of the change of control, Mr. Hogan will vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.
Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 18 months after the change of control date. If within 18 months after a change of control either Mr. Hogan’s employment is terminated other than for cause, death or disability or Mr. Hogan resigns for good reason, he would immediately vest in all outstanding equity awards and receive a payment (payable in a lump sum) equal to:

(1)	twice his then current annual salary;

(2)	the then current year’s target bonus, prorated for the number of days Mr. Hogan has been employed during the year; and

(3)	the greater of 150% of the then current year’s target bonus or the prior year’s actual bonus.

Mr. Hogan’s employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 18 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which Mr. Hogan commences new employment.

Death or Disability. In the event Mr. Hogan's employment terminates as a result of his death or disability, Mr. Hogan will immediately vest in 100% of all outstanding equity awards. On the date of the employment termination due to death or disability, the performance period shall be considered closed, and the date of the termination shall be used in order to determine Align's stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that Align has over or underperformed the NASDAQ Composite index.

Conditions to Payment. Prior to receiving any payments upon termination of employment, Mr. Hogan must execute a general release of all known and unknown claims that he may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, Mr. Hogan has agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.

Messrs. Morici and Pudipeddi

Mr. Morici serves as our Chief Financial Officer pursuant to an employment agreement entered into on November 7, 2016 and Mr. Pudipeddi pursuant to a similar agreement entered into on February 4, 2019. In determining the terms of their agreements, the Compensation Committee determined that Messrs. Morici and Pudipeddi (and any executive officer joining Align or who is promoted to an executive officer position after September 2016) would have a similar form of employment agreement with severance and change of control provisions described in the table below. Specifically, these updated forms of employment agreement provide only for one year's base salary upon termination by Align for convenience unrelated to a change of control which is a termination that occurs either before or 18 months after the change of control date. In addition, in the event of a change of control, the Compensation Committee has determined that all cash severance and equity acceleration is subject to double trigger as described below.
The following table describes the potential payments upon termination or a change of control for Messrs. Morici and Pudipeddi:

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
John F. Morici	Severance Payment	$500,000	$1,568,000	N/A
	RSUs	$—	$4,397,043	N/A
	MSUs	$—	$10,783,501
	Health and Welfare Benefits	$—	$28,493	N/A
	Total	$500,000	$16,777,037

Raj Pudipeddi	Severance Payment	$465,000	$1,116,000	N/A
	RSUs		$2,491,827	N/A
	MSUs		$—
	Health and Welfare Benefits		$28,493	N/A
	Total	$465,000	$3,636,320
Termination Unrelated to a Change of Control. A termination for convenience unrelated to a change of control is a termination that occurs either before or 18 months after the change of control date. Upon such occurrence, the employment agreements of Messrs. Morici and Pudipeddi each provide that if his employment is terminated without cause or if he resigns for good reason, he will receive one year's base salary.

A Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 18 months after the date of a change of control. If within 18 months after a change of control the employment of either Messrs. Morici or Pudipeddi is terminated without cause or he resigns for good reason, then he would:
(1) immediately vest in all outstanding equity awards;
(2) receive a lump sum payment equal to:

(i)	his then current annual base salary;

(ii)	his then current year’s target bonus, prorated for the number of days he has been employed during the year; and

(iii)	the greater of his then current year’s target bonus or the prior year’s actual bonus.
The employment agreement also provides that Align will pay his monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which he commences new employment.
Conditions to Payment. Prior to receiving any payments upon termination of employment, Messrs. Morici and Pudipeddi must execute a general release of all known and unknown claims that he may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, Messrs. Morici and Pudipeddi have agreed, for a period of one year following termination, not to solicit employees of Align and has further agreed to be bound by the terms of a confidentiality agreement with Align.
Ms. Tay and Mr. Wright
The employment agreement entered into by each of Ms. Tay and Mr. Wright contain substantially the same terms and conditions. Each employment agreement sets forth the base salary, bonus opportunity, stock options, benefits and the responsibilities of each position in effect at the time of execution of the agreement. In addition, each agreement requires Align to provide compensation to these executive officers in the event of termination of employment or a change of control. The compensation due in the event of the termination of each employment agreement varies depending on the nature of the termination. What is meant by the terms “cause”, “good reason” and “change of control” is described more fully at the end of this section under the heading “Employment Agreement Definitions”.

Name	Type of Payment	Payments Upon Involuntary or Good Reason Termination Unrelated to Change of Control	Payments Upon Involuntary or Good Reason Termination Related to a Change of Control	Change of Control Only
Julie Tay	Severance Payment	$1,565,500	$1,565,500	$—
	RSUs	$1,352,019	$2,533,962	$1,352,019
	MSUs	$5,860,824	$9,363,885	$5,860,824
	Health and Welfare Benefits	$—	$—	—
	Total	$8,778,343	$13,463,347	$7,212,843

Emory M. Wright	Severance Payment	$1,476,500	$1,476,500	$—
	RSUs	$1,498,515	$2,778,122	$1,498,515
	MSUs	$6,503,508	$10,159,149	$6,503,508
	Health and Welfare Benefits	$28,493	$28,493	$26,888
	Total	$9,507,016	$14,442,264	$8,028,911

Termination Unrelated to a Change of Control. A termination for convenience unrelated to a change of control is a termination that occurs either before or 12 months after the change of control date. Upon such occurrence, these employment agreements provide that in the event the employment of Ms. Tay or Mr. Wright is terminated without cause or if any resign for good reason, such executive officer will:
(1) immediately vest in an additional number of shares under all outstanding option and RSU awards as if she or he had performed 12 additional months of service;
(2) in the case of MSUs, the performance period shall be deemed to end upon her or his employment termination date for the purpose of determining the percentage amount that Align has over or underperformed the NASDAQ Composite index (the “Performance Multiplier”). The Performance Multiplier is calculated as follows:

(i)	if Align under-performs the NASDAQ Composite index, the percentage at which the MSUs convert into shares of Align stock will be reduced from 100% at a rate of three to one; and

(ii)	if Align outperforms the index, the percentage at which the MSUs convert to shares will be increased from 100% at a rate of three to one.
The executive officer will then vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the termination of employment and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier. With respect to the MSU awards, from the beginning of the performance period in each of February 2016, 2017, and 2018 until the assumed December 31, 2019 termination date, if Align had outperformed the NASDAQ Composite Index by more than 25% (more than 33% for the February 2018 grant) which resulted in a Performance Multiplier of at maximum of 150% (for 2016 grants) 200% (for the 2017 grant) and 250% for the February 2018 grant in the calculations set forth in the above table.

(3)	she or he is also entitled to receive a lump sum payment equal to:

(i)	her or his then current annual base salary;

(ii)	her or his then current year’s target bonus, prorated for the number of days she or he has been employed during the year; and

(iii)	the greater of her or his then current year’s target bonus or the prior year’s actual bonus.
Each employment agreement also provides that Align will pay such NEO's monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the executive officer commences new employment.
Change of Control Only. Each employment agreement with Ms. Tay and Mr. Wright provides that in the event of a change of control she or he will immediately vest in an additional number of shares under all outstanding stock option and RSU awards as if she or he had performed 12 additional months of service. For the purposes of determining the number of MSUs that will vest:

•
the performance period shall be deemed to end upon the closing of the change of control in order to determine Align’s stock price performance relative to the NASDAQ Composite index for the purpose of calculating the amount that Align has over or underperformed the NASDAQ Composite index (with the MSUs converting into shares of Align stock either being reduced from 100% (in the case of underperformance) or increased from 100% (in the case of overperformance) at a rate of two to one (for 2016 grants) or at a rate of three to one (for grants made in 2017 and 2018) (the “Performance Multiplier”); and

•	Align’s stock price performance will be based on the per share value of the Company’s common stock paid to its stockholders in connection with the change of control.
On the date of the change of control, the executive officer will vest in that number of MSUs equal to (A)/36*(X)*(Y) with (A) representing the number of months (including partial months) that have elapsed from the commencement of the performance period through the date of the change of control and (X) representing the total number of MSUs subject to the award and (Y) representing the Performance Multiplier.
A Termination Related to a Change of Control. A termination related to a change of control is a termination that occurs within 12 months from the change of control date. Each employment agreement with Ms. Tay, and Mr. Wright provides that, if, within 12 months of a change of control, either her or his employment is terminated without cause or she or he resigns for good reason then she or he will:
(1)immediately vest in all outstanding equity awards; and
(2)be entitled to a payment (payable in a lump sum) equal to:

(i)	her or his then current annual base salary;

(ii)	her or his then current year’s target bonus prorated for the number of days employed during the year, and

(iii)	the greater of her or his then current year’s target bonus or the prior year’s actual bonus.
Each employment agreement also provides that Align will pay the NEO's monthly premium under COBRA until the earliest of 12 months following the termination of employment if terminated without cause or resignation for good reason or the date upon which the NEO commences new employment.
Conditions to Payment. Prior to receiving any payments upon termination of employment, an executive officer must execute a general release of all known and unknown claims that such executive officer may have against Align and agree not to prosecute any legal action or other proceedings based upon any of such claims. In addition, the executive officer has agreed, for a period of one year following termination, not to solicit employees of Align and further agreed to be bound by the terms of a confidentiality agreement with Align.
Employment Agreement Definitions
Definition of Cause. In each employment agreement described above, cause means any of the following:

•	unauthorized use or disclosure of the confidential information or trade secrets of Align;

•	any breach of the employment agreement or the Employee Proprietary Information and Inventions Agreement between the executive officer and Align;

•	conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•
misappropriation of the assets of Align or any act of fraud or embezzlement by the executive officer, or any act of dishonesty by the executive officer in connection with the performance of her or his duties for Align that adversely affects its business or affairs;

•	intentional misconduct; or

•
the executive officer’s failure to satisfactorily perform her or his duties after the executive officer has received written notice of such failure and was provided at least thirty (30) days to cure such failure.

Definition of Good Reason. In each employment agreement described above, good reason means the executive officer’s resignation within ninety (90) days of the occurrence of any one or more of the following events:

•	the executive officer’s position, authority or responsibilities being significantly reduced;

•
the executive officer being asked to relocate her or his principal place of employment such that the commuting distance from her or his residence prior to the change of control is increased by over thirty-five (35) miles;

•	the executive officer’s annual base salary or bonus being reduced; or

•	the executive officer’s benefits being materially reduced.
Definition of Change of Control. In each employment agreement described above, change of control means any of the following:

•	a sale of all or substantially all of Align’s assets;

•	the acquisition of more than 50% of the common stock of Align by any person or group of persons;

•
a reorganization of Align wherein the holders of common stock of Align receive stock in another company (other than a subsidiary of Align), a merger of Align with another company wherein there is a 50% or greater change in the ownership of the common stock of Align as a result of such merger, or any other transaction in which Align (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation; or

•
in the event that the common stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than 50% of the then outstanding common stock of Align, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than 50% of Align's then outstanding common stock.

Other Termination of Employment and Change of Control Arrangements
In addition to the termination of employment and change of control arrangements described above, the Compensation Committee has the authority as Plan Administrator of the 2005 Incentive Plan (as amended) to accelerate the vesting of outstanding equity immediately upon an acquisition or change in ownership or majority of the Board.

Other Compensation Matters

CEO Pay Ratio

Align’s compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization. Compensation rates are benchmarked and set to be market-competitive in the country in which the jobs are performed. We identified the median employee using our employee population on December 31, 2019. As of that date, we had 14,620 employees, of which 1,442 were employed inside the United States, 10,661 (approximately 73% of our global workforce) were employed in one of our manufacturing and technician operations in Mexico, Costa Rica, China, Germany or Spain, and the remaining 3,959 employees were employed in 35 other countries.

In identifying the median employee, we excluded 695 workers (approximately 4.8% of our workforce) from the following countries: Austria, 6; Baltics (Lithuania and Latvia), 1; Belgium, 3; Brazil, 168; Croatia, 2; Czechoslovakia, 5; Denmark, 5; Finland, 1; Hong Kong, 43; Hungary, 1; India, 92; Ireland, 4; New Zealand, 3; Norway, 4; Poland, 190; Portugal, 2; Slovakia, 3; South Korea, 31; Sweden, 3; Taiwan, 38; Thailand, 28; Turkey, 17; United Arab Emirates, 26; and Vietnam, 19. After taking into account the de minimis exemption, 1,442 employees in the United States and 12,483 employees located outside of the United States were considered for identifying the median employee.

We considered actual annual base pay, actual bonus payout, and equity income, for the purposes of determining the median employee. We annualized the salaries for those employees that were hired in 2019. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.

Using this methodology, we determined that our median employee was a CAD Designer 2 working in our treat facility in Costa Rica. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2019 Summary Compensation Table with respect to each of the NEOs.

Our median employee compensation for a CAD Designer 2 position in Costa Rica 2019 as calculated using Summary Compensation Table requirements was $13,756. Our CEO’s compensation as reported in the Summary Compensation Table was $18,269,139. Therefore, our CEO to median employee pay ratio is 1,328 to 1.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

CORPORATE SOCIAL RESPONSIBILITY

Our Board and management are committed to improving the lives of our employees, customer, patients, stockholders, and the communities in which we live and work. Conducting our business ethically, responsibly, and transparently through open and clear disclosures that allow us and others to hold us accountable is the right thing to do and, in the long run, generates pride and commitment from our employees and creates value for all our stakeholders.

Our approach to corporate social responsibility encompasses the following pillars: Philanthropy, Employees, and Sustainability.

Philanthropy. We believe in changing the world in which our employees, customers, suppliers and friends and neighbors live, play and work for the better starting with transforming smiles. Giving back has always played an important role in our culture. Throughout Align’s history, as a company and as individual employees, we have dedicated our time, talents, and resources to organizations and programs that make positive differences in the lives of others. Our philanthropic philosophy is to support organizations whose visions tie closely to our own - improving smiles, supporting and educating teens, and empowering our customers through partnerships with learning institutions and/or foundations. Globally, we provide opportunities for and actively encourage employees to support local charities through volunteerism, team building, and donation programs and are extremely proud of our long and unwavering commitment to philanthropic work and, in particular, the generosity and dedication of our employees. Our efforts to better the world are broad and diverse and include global initiatives such as:

•
The Align Foundation - Recently launched in 2020, the Align Foundation provides a structured way to direct significant donations from a charitable investment fund, the flexibility to provide smaller monetary donations, processes to donate our products (the Invisalign System and iTero scanners) and organized ways to involve our employees in giving activities.

•
Operation Smile - Since 2013, we have supported Operation Smile, an international medical charity that provides free surgeries to children and young adults in developing countries born with cleft lip, cleft palate or other dental and facial conditions. Consistent with our mission to transform smiles and change lives, it is a partnership that continues to grow and evolve. To date, we have donated approximately $1.4 million, enabling the organization to deliver the highest quality surgical care to tens of thousands of the world’s most vulnerable patients, and grow its reach to more than 60 countries. We were a corporate sponsor of Operation Smile’s 2018 International Student Leadership Conference and have committed to sponsor the event again in 2020. In recognition of our support of its mission, in November 2018 Align received Operation Smile's Corporate Humanitarian Award.

•
Month of Smiles - Since 2018, we established a dedicated month of giving which we call the Month of Smiles, where all employees are encouraged to donate their time and talent to make a difference in the lives of others. In 2019, many of our offices around the world organized community service activities that offered employees the opportunity to work together as teams to help others. In addition, employees took time to give back to causes that are meaningful to them through volunteer activities, personal donations and intentional acts of kindness. Our collective impact was something of which we are proud - approximately 3,000 employees globally volunteered their time and gave approximately 5,000 hours back to their communities during our 2019 Month of Smiles.

Employees. Fostering diversity and encouraging inclusion in the workplace makes Align a more welcoming and enjoyable place to work creating innumerable benefits for our employees, customers, consumers and us as an organization, including inspiring the development and delivery of more desirable products, improving customer satisfaction, and lowering employee turnover. We believe we are at our best, and our success has been driven by, our openness and willingness to accept those with differing backgrounds, beliefs, perspectives and capabilities in our workforce. We have incorporated diversity, inclusion and belonging into our policies and practices, education and events, and executive and community programs, which include:

•
Women in Leadership - Our global women@align chapters offer and encourage networking, professional development, leadership mentoring, and educational projects. The intent is to attract, develop, and retain talented women while engaging all employees. As part of our commitment, we have initiated programs and dedicated resources aimed at recruiting, monitoring and enhancing programs designed to achieve our goals. We have launched training programs that allow all employees to identify unconscious biases in an effort to increase empathy and cultural awareness. Additionally, we plan to sponsor a Global Women Leadership Summit for emerging women leaders and those early in their careers.

•
Month of Wellness - Launched in 2019, the Month of Wellness is a worldwide movement fostering employee health. We recognize that a strong and growing company needs healthy employees are committed to promoting wellness as part of our culture. The Month of Wellness provides employees with a variety of wellness activities and initiatives worldwide to support their overall wellbeing in areas such as nutrition, fitness, financial planning, and stress management.

•
Volunteer and Service Leadership - Our goal is to inspire and develop employees through serving others in the communities where they work and live. We encourage our employees to volunteer through organized company activities or on their own with volunteer time off programs for applicable employees.

Throughout 2019, Align has been honored with numerous awards for our positive work environment and culture some of which include:

•
Best Places to Work in IT by Computerworld who surveyed organizations across the U.S. to identify those that provide the best benefits and amenities for IT professionals. Among the attributes contributing to the award were our training, health insurance, retirement funding, flexible time off policies, and collaborative work environments.

•
Canadian Great Place to Work (GPTW) in Healthcare. To be eligible as a GPTW company, we had to be GPTW certified in the past year (certification requirements included a Culture Brief, 85% minimum survey participation, and a 7 out of 10 minimum average survey score) and work primarily in the Healthcare Sector. Companies were ranked based on employee responses to the GPTW Trust Index survey.

•
For the second year in a row, the Triangle Business Journal (TBJ) named Align's Raleigh, North Carolina office among the Top 50 Best Places to Work in the Triangle area based on employee feedback to a TBJ survey.

Sustainability. We continue to innovate for a more sustainable future for our planet. In 2019 we remained focused on reducing our impact on the environment and our climate with efforts to reduce product packaging, recycling plastics, decreasing waste and emissions, and increasing renewable energy usage.

•	We opened new facilities and other sites that are closer to our customers which helps us decrease carbon emitting activities from shipping our products globally.

•
We have reduced the amount of plastic used in our aligners by almost 50% in just over four years.  In addition, we collect and ship the majority of all scrap/waste plastics generated by our manufacturing processes to an incinerator who then uses the resulting energy to power its operations; thereby substantially reducing the plastics sent to landfills.

•
We have a recycling program that encourages customers and their patients to return used aligners which are then incinerated. In 2020, we expect to expand this program in the U.S. and Brazil in partnership with Terracycle, an innovative recycling company that has become a global leader in recycling hard-to-recycle materials.

•
In 2019, our Juarez, Mexico manufacturing sites received two awards from the State of Chihuahua in recognition of our environmental efforts; one for environmental best practices and the other for environmental compliance.

•	We encouraged the usage of iTero scanners to reduce the need for traditional impressions and the mining of the materials used to make those impressions.

•
Globally, we work to reduce the environmental impact of our processes and transportation by using energy efficient building designs and controls (e.g. solar panels, motion activated lights, LED lighting, etc.) and work to reduce emission from employee transportation by providing car charging stations to promote zero or low emission cars, incentives for carpooling, and organizing company sponsored employee transportation. We are also in the process of eliminating single use plastics in our cafeterias.

Suppliers. We believe in transparent and responsible business practices, including in our relationship with those who work in our supply chain. We expect our supply partners to follow the highest standards in the industry, such as ISO 14001 and we require our suppliers to adhere to responsible sourcing. For instance, we prohibit our suppliers from profiting from the sale of tantalum, tin, tungsten, and gold (“conflict minerals”) that funds conflict in the Democratic Republic of the Congo (DRC) and adjoining countries by requiring them to source such minerals from socially responsible suppliers. Additionally, we participate in organizations focused on conducting operations in a socially and environmentally responsible manner, including organizations that support social, environmental, and ethical responsibility globally.

For more information about our efforts to support corporate social responsibility, we encourage you to visit our website at: https://www.aligntechnology.com/about/corporate_social_responsibility.

PRINCIPAL STOCKHOLDERS
Except as otherwise noted in the footnotes to the following table, the information contained in the table below sets forth the beneficial ownership of our common stock as of March 25, 2020 by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers named in the summary compensation table on page 46 of this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.
Beneficial ownership is determined based on the rules of the SEC. The column captioned “Total Shares Beneficially Owned” represents the number of shares of our common stock beneficially owned and the number of shares of our common stock subject to options that are currently exercisable or will become exercisable, RSUs and MSUs that will vest on or before May 24, 2020. The number of shares subject to options that each beneficial owner has the right to acquire and RSUs and MSUs that will vest on or before May 24, 2020 is listed separately under the column “Number of Shares Underlying Options Exercisable and RSUs/MSUs vesting on or before May 24, 2020.” These shares are not deemed exercisable or vested for purposes of computing the percentage of shares beneficially owned by any other person. “Percentage of Outstanding Shares Beneficially Owned” is based upon 78,758,707 shares of our common stock outstanding as of March 25, 2020. The address for those individuals for which an address is not otherwise provided is c/o Align Technology, Inc., 2820 Orchard Parkway, San Jose, California 95134. Unless otherwise indicated, we believe the stockholders listed below have sole voting or investment power with respect to all shares, subject to applicable community property laws.

Name and Address	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable and RSUs vesting on or before May 24, 2020 (1)	Total Shares Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
The Vanguard Group (2)	7,999,988	—	7,999,988	10.2%
BlackRock, Inc. (3)	6,468,413	—	6,468,413	8.2%
Gordon Gund, family members and affiliated entities (4)	5,587,081	—	5,587,081	7.1%
Edgewood Management LLC (5)	4,698,196	—	4,698,196	6.0%
Joseph M. Hogan (6)	201,236	—	201,236	*
John F. Morici	13,807	—	13,807	*
Julie Tay	28,612	—	28,612	*
Emory M. Wright	34,087	—	34,087	*
Raj Pudipeddi	2,346	—	2,346	*
Kevin J. Dallas	1,416	921	2,337	*
Joseph Lacob	183,439	921	184,360	*
C. Raymond Larkin, Jr.	31,065	1,228	32,293	*
George J. Morrow	55,557	921	56,478	*
Anne M. Myong	564	935	1,499	*
Thomas M. Prescott	136,477	921	137,398	*
Andrea L. Saia	14,066	921	14,987	*
Greg J. Santora	14,657	921	15,578	*
Susan E. Siegel	2,971	921	3,892	*
Warren S. Thaler (7)	124,484	921	125,405	*
All current executive officers and directors as a group (23 persons)	936,140	9,531	945,671	1.2%

*	Less than 1%

(1)
Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units on or before May 24, 2020. This column includes the full amount of restricted stock units that will vest on or before May 24, 2020, although each executive officer will actually receive the number of shares net of the number of shares necessary to cover any applicable withholding taxes which Align will pay on their behalf.

(2)
Based on a filing with the SEC on Schedule 13G/A on February 12, 2020 indicating beneficial ownership as of December 31, 2019. Includes shares held by direct and indirect subsidiaries. The mailing address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)
Based on a filing with the SEC on Schedule 13G/A, on February 5, 2020 indicating beneficial ownership as of December 31, 2019. Includes shares held by direct and indirect subsidiaries. The mailing address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
Based on a filing with the SEC on Schedule 13G/A on February 7, 2020 indicating beneficial ownership as of December 31, 2019. Includes shares held in trust for immediate family members and shares held by immediate family members. The mailing address for Gordon Gund is P.O. Box 3599, Battlecreek, Michigan 49016-3599.

(5)
Based on a filing with the SEC on Schedule 13G on February 14, 2020 indicating beneficial ownership as of December 31, 2019. Includes shares held by advisory clients of Edgewood Management LLC, none of whom are deemed to beneficially own more than 5% of Align's common stock. The mailing address for Edgewood Management LLC is 535 Madison Avenue, 15th Floor, New York, New York 10022.

(6)	Includes 1,500 shares held by a member of the household.

(7)	Includes 43,900 shares held by Mr. Thaler and 80,084 shares held by The Thaler Family Trust for the benefit of family members as to which Mr. Thaler disclaims beneficial ownership.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the year ended December 31, 2019, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements, except as follows: (i) Mr. C. Raymond Larkin, Jr. had a late Form 5 filed on February 15, 2019 and a late Form 4 filed in July 15, 2019, as subsequently amended on March 25, 2020; and (ii) Mr. Joseph Lacob had a late Form 5 filed on January 28, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Review, approval or ratification of transactions with related persons
Our Board has adopted a Code of Business Conduct and Ethics (“Code”) that is applicable to all directors, officers and employees of Align, including Align’s principal executive officer, principal financial officer and controller. The Code provides in writing, that Align discourages its employees from conducting company business with a relative or significant other, or with a business in which an employee, a relative or significant other is associated in any significant role (each a “Related Party”). If, however, such a Related Party transaction is unavoidable, the Code provides that all employees (other than the directors and executive officers of Align) must fully disclose the nature of the relationship and the transaction to their supervisor, and the Chief Financial Officer must approve in advance the Related Party transaction. If, however:

•	you are a director or executive officer of Align and you desire to enter into a transaction with a Related Party (as defined above); or

•
you are an employee (other than a director or executive officer) and you desire to enter into a transaction with a Related Party that the Chief Financial Officer (in consultation with legal counsel) has deemed to be material to Align and is reportable under the rules and regulations of the Exchange Act, the nature of the transaction must be fully disclosed to the Audit Committee of the Board and such interest must be approved by the Audit Committee.

OTHER MATTERS
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend or, if the Board has not provided a recommendation, in accordance with their own judgment.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF
ALIGN TECHNOLOGY, INC.

April 6, 2020

A. Proposals – The Board of Directors recommends you vote FOR all nominees listed in Proposal 1 and FOR proposals 2 and 3.

1. Election of Directors.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Kevin J. Dallas	☐	☐	☐	05 George J. Morrow	☐	☐	☐	09 Greg J. Santora	☐	☐	☐
02 Joseph M. Hogan	☐	☐	☐	06 Anne M. Myong	☐	☐	☐	10 Susan E. Siegel	☐	☐	☐
03 Joseph Lacob	☐	☐	☐	07 Thomas M. Prescott	☐	☐	☐	11 Warren S. Thaler	☐	☐	☐
04 C. Raymond Larkin, Jr.	☐	☐	☐	08 Andrea L. Saia	☐	☐	☐				

☐ FOR ☐ AGAINST ☐ ABSTAIN

3. ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

☐ FOR ☐ AGAINST ☐ ABSTAIN

B. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Date ____________________

Signature ____________________

Signature ____________________

(Joint Owners)

Please sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Please indicate if you plan to attend this meeting ☐

CONTROL NUMBER

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.AALvote.com/ALGN

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.